PROSPECTUS SUPPLEMENT Dated October 31, 2018 Filed Pursuant to Rule 424(b)(2) Registration Statement No.: 333-225551 (To Index Supplement dated October 31, 2018 And Prospectus dated October 31, 2018)

UBS AG
Medium-Term Notes, Series B

UBS AG may offer and sell medium-term notes (the “Notes”) from time to time. This prospectus supplement describes some of the general terms that may apply to the Notes and the general manner in which they may be offered. The specific terms of any Notes that we offer and the specific manner in which such Notes may be offered, will be described for each particular offering of Notes in an applicable pricing supplement to this prospectus supplement (the “applicable pricing supplement”).

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the index supplement, this prospectus supplement and the applicable pricing supplement, the following hierarchy will govern: first, the applicable pricing supplement; second, this prospectus supplement; third, the index supplement; and last, the accompanying prospectus.

Issuer:	UBS AG (“UBS”)
Booking Branch:	The booking branch of UBS will be specified in the applicable pricing supplement.
Issue Price:	The issue price per Note will be specified in the applicable pricing supplement.
Principal Amount:	Unless otherwise specified in the applicable pricing supplement, the principal amount of each Note will be $1,000 (or the specified currency equivalent).
Payment at Maturity:	The applicable pricing supplement will detail the payment at maturity. The payment at maturity may be based on (i) movements in the level or other events relating to one or more reference assets or reference baskets, and if so, the formula or method of calculation and the relevant reference assets or reference baskets will be specified in the applicable pricing supplement or (ii) the principal amount.
Interest:	The Notes may have a rate of interest based on (1) one or more of the reference assets or reference baskets described below, (2) a fixed amount or rate or (3) movements in the level or other events relating to one or more reference assets or reference baskets described below.
Reference Asset:	The principal amount, interest or any other amounts payable on the Notes may be based on, as applicable, one or more of the following: indices of interest rates, interest rates, indices of consumer prices or other asset classes, measures, formulas or instruments, including those related to macroeconomic events or indicators or the occurrence or non-occurrence of any event or circumstance (each, a “reference asset”).
Reference Basket:	The principal amount, interest, or any other amounts payable on the Notes may be based upon a weighted basket comprised of reference assets (each, a “basket asset”).
Trade Date:	As specified in the applicable pricing supplement.
Original Issue Date:	As specified in the applicable pricing supplement.
Interest Payment Dates:	One or more dates that may be specified in the applicable pricing supplement, as described under “General Terms of the Notes — Interest Payment Dates” in the applicable pricing supplement.
Valuation Dates:	One or more dates that may be specified in the applicable pricing supplement.
Maturity Date:	As specified in the applicable pricing supplement.
No Listing:	The Notes will not be listed or displayed on any securities exchange or any electronic communications network, unless otherwise specified in the applicable pricing supplement.
Redemption and Repayment:	If specified in the applicable pricing supplement, the terms of your Notes may permit or require repayment and/or redemption of the Notes for cash at our option or at your option.
Calculation Agent:	Unless otherwise specified in the applicable pricing supplement, UBS AG London Branch.

See “Risk Factors” beginning on page S-5 of this prospectus supplement for risks relating to an investment in the Notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

UBS Investment Bank	UBS Securities LLC

Prospectus Supplement dated October 31, 2018

ADDITIONAL INFORMATION ABOUT THE NOTES

You should read this prospectus supplement together with the prospectus dated October 31, 2018, titled “Debt Securities and Warrants”, relating to our Medium-Term Notes, Series B, of which the Notes are a part, the index supplement dated October 31, 2018, which contains information about certain indices to which particular categories of debt securities and warrants that we may offer, including the Notes, may be linked and any applicable supplements related to the Notes that we may file with the Securities and Exchange Commission (the “SEC”) from time to time. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm
♦	Index Supplement dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000091412118002083/ub46174419-424b2.htm

Our Central Index Key, or CIK, on the SEC website is 0001114446.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus or index supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus Supplement Summary	S-1
What are the Notes?	S-1
The Notes are Part of a Series	S-1
Specific Terms of each Note Will Be Described in the Applicable Pricing Supplement	S-2
What Are Some of the Risks of the Notes?	S-2
What Are the Tax Consequences of the Notes?	S-3
Risk Factors	S-5
Risks Related to Certain Features of the Notes	S-6
Risks Related to Liquidity and Secondary Market Issues	S-13
Risks Related to General Characteristics of Reference Assets and Reference Baskets	S-14
Hedging Activities and Conflicts of Interest	S-15
Risks related to taxation issues	S-17
General Terms of the Notes	S-18
Denomination	S-18
Payment at Maturity	S-18
Interest	S-18
Original Issue Discount	S-18
Issue Price and Variable Price Offer	S-18
Interest Payment Dates	S-19
Interest Reset Dates	S-19
Maturity Date	S-19
Reissuances or Reopened Issues	S-19
Business Days	S-19
Business Day Conventions	S-20
Regular Record Dates for Interest	S-21
Redemption Price Upon Optional Tax Redemption	S-21
Default Amount on Acceleration	S-21
Default Amount	S-21
Default Quotation Period	S-21
Qualified Financial Institutions	S-22
Manner of Payment	S-22
Role of Calculation Agent	S-22
Booking Branch	S-22
Currency of Notes	S-22
Interest Rate Mechanics	S-23
Fixed Rate Notes	S-23
Floating Rate Notes	S-23
Day Count Conventions	S-24
Certain Features of the Notes	S-27
Fixed-to-Floating Rate	S-27
Rate Cut-off	S-27
Floating Rate Conversion Notes	S-27
Step Up and Step Down Notes	S-27
Bull Notes	S-28
Digital Notes	S-28
Inverse Floating Rates	S-28
Maximum Return, Maximum Rate, Ceiling or Cap	S-28
Minimum Rate or Floor	S-29
Spread	S-29
Multiplier	S-29
Ranges or Range Accruals	S-29
Initial Level	S-29
Final Level	S-29
Issuer Fee	S-29
Reference Equity Indices linked Notes	S-29
Autocallable Notes	S-30
Reference Assets	S-32
CMS Rate (USD)	S-32
CMT Rate	S-33

Consumer Price Index (CPI)	S-35
EURIBOR	S-36
Federal Funds (Effective) Rate	S-37
Federal Funds (Open) Rate	S-38
LIBOR	S-38
Prime Rate	S-39
Special Rate Calculation Terms	S-40
Reference Equity Indices	S-41
Use of Proceeds and Hedging	S-45
Material U.S. Federal Income Tax Consequences	S-46
Certain ERISA Considerations	S-61
Supplemental Plan of Distribution (Conflicts of Interest)	S-62

Index Supplement

Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
NASDAQ-100 Index®	IS-4
Russell 2000® Index	IS-10
S&P 500® Index	IS-15
Commodity Indices	IS-20
Bloomberg Commodity IndexSM	IS-20
UBS Bloomberg Constant Maturity Commodity Index Excess Return	IS-27
Non-U.S. Indices	IS-32
EURO STOXX 50® Index	IS-32
FTSETM 100 Index	IS-38
Hang Seng China Enterprises Index	IS-41
MSCI Indexes	IS-45
MSCI-EAFE® Index	IS-45
MSCI® Emerging Markets IndexSM	IS-45
MSCI® Europe Index	IS-45

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	6
UBS	7
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	32
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	55
U.S. Tax Considerations	58
Tax Considerations Under the Laws of Switzerland	69
Benefit Plan Investor Considerations	71
Plan of Distribution	73
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

PROSPECTUS SUPPLEMENT SUMMARY

This prospectus supplement describes terms that will apply generally to the Notes. On the trade date for each offering of the Notes, UBS AG will prepare a pricing supplement that, in addition to any changes to the general terms specified below, will also include the specific pricing terms for that issuance. Any pricing supplement should be read in connection with this prospectus supplement and the accompanying prospectus.

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, titled “Debt Securities and Warrants”, dated October 31, 2018, of UBS and references to the “index supplement” mean the UBS Index Supplement dated October 31, 2018. References to the “applicable pricing supplement” mean the pricing supplement that describes the specific terms of your Notes unless the context otherwise requires.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, this prospectus supplement and the applicable pricing supplement, the following hierarchy will govern: first, the applicable pricing supplement; second, this prospectus supplement; third, the index supplement; and last, the accompanying prospectus.

What are the Notes?

The Notes are medium-term unsubordinated and unsecured debt securities issued by UBS AG which may have a rate of interest based on (1) one or more of the reference assets or reference baskets described below, (2) a fixed amount or rate or (3) movements in the level or other events relating to one or more reference assets or reference baskets described below. The principal amount, interest or any other amounts payable on the Notes may be based on, as applicable, one or more of the following:

➢	indices of interest rates, interest rates, indices of consumer prices or other asset classes, measures, formulas or instruments, including those related to macroeconomic events or indicators or the occurrence or non-occurrence of any event or circumstance (each, a “reference asset”) or
➢	a weighted basket (a “reference basket”) comprised of reference assets (each, a “basket asset”).

See “Reference Assets” below for more information.

Any payment on the Notes, including any repayment of principal amount or any interest payments, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that, depending on the specific economic features of your Notes described in the applicable pricing supplement, UBS may not necessarily be obligated to repay the full amount of your initial investment. The principal amount, interest or any other amounts payable on the Notes may be based on, as applicable, one or more reference assets or basket assets. Depending on the particular terms of your Notes and performance of any reference asset or reference basket, you could lose some or all of your initial investment. See “Certain Features of the Notes” and “Reference Assets” in this prospectus supplement and the applicable pricing supplement.

The Notes are Part of a Series

The Notes are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue from time to time under our indenture, which is described in the accompanying prospectus. This prospectus supplement summarizes general financial and other terms that may apply to the Notes. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” in the accompanying prospectus.

We may issue separate offerings of the Notes that may be identical in all respects, except that each offering may provide different payment or return features, be linked, if at all, to the performance or level of a different reference asset or reference basket and will be subject to the particular terms of the respective Notes set forth in the applicable pricing supplements. Each offering of the Notes is a separate and distinct security and you may invest in one or more offerings of the Notes as set forth in the applicable pricing supplements. The performance of each offering of the Notes will depend solely upon any interest specified in the applicable pricing supplement and/or the performance of any reference asset or reference basket to which such offering is linked and will not depend on the performance of any other offering of the Notes.

Specific Terms of each Note Will Be Described in the Applicable Pricing Supplement

The applicable pricing supplement will describe the specific terms of your Notes. The terms described therein modify or supplement those described herein and in the accompanying prospectus.

You should read the applicable pricing supplement in conjunction with this prospectus supplement and the accompanying prospectus.

What Are Some of the Risks of the Notes?

➢	Risk of loss at maturity — The Notes differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Notes if the payment at maturity on your Notes is linked to the performance or level of a reference asset or reference basket. If your Notes are linked to a reference asset or reference basket, the payment at maturity will be determined pursuant to the terms described in the applicable pricing supplement and you may lose some or all of your initial investment.
➢	The stated payout from the issuer applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment, even if the payment at maturity on your Notes is linked to a reference asset or reference basket that has performed favorably over the term of the Notes.
➢	Credit Risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes and you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment if UBS were to default on its obligations.
➢	Market risk — The principal, interest or any other amounts payable on the Notes may be linked to the performance or level of a reference asset or basket assets comprised of one or more of the following: indices of interest rates, interest rates, indices of consumer prices or other asset classes, measures formulas or the occurrence or non-occurrence of any event or circumstance. If a reference asset or basket asset, as applicable, is an index (a “reference index”), the level of such asset can rise or fall sharply due to factors specific to such reference index or the interest rates and other assets constituting the index (the “underlying constituents”), such as the volatility of the reference index, the level of the reference index at the time of the sale, changes in interest rates, our financial condition and credit ratings, the supply of and demand for the Notes and a number of other factors.
➢	There can be no assurance that the investment view implicit in your Notes will be successful — It is impossible to predict the performance or level of any reference asset, basket asset or underlying constituents. The value(s) of any reference asset or reference basket will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituents. For Notes linked to reference indices, you should be willing to accept the risks associated with the relevant markets tracked by such index in general and the underlying constituents in particular, and the risk of losing some or all of your initial investment.

➢	There may be little or no secondary market for the Notes — Unless otherwise specified in the applicable pricing supplement, the Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the issue price and to their intrinsic value and you may suffer substantial losses as a result.
➢	Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the level of any reference asset or reference basket; the volatility of any reference asset, reference basket or underlying constituent; changes in interest rates; the time remaining to the maturity of the Notes; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
➢	Impact of fees on the secondary market price of the Notes — Generally, the price of the Notes in the secondary market is likely to be lower than the issue price to public because the issue price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.
➢	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any underlying constituent, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of a reference asset, basket asset or any underlying constituent, may adversely affect the level of a reference asset or basket asset and, therefore, the market value of the Notes.
➢	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and any reference asset or reference basket to which the Notes are linked.
➢	The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
➢	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.
➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation.

What are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of an investment in certain offerings of the Notes are uncertain. Some of these tax consequences are summarized below in the discussion under “Material U.S. Federal Income Tax Consequences”, however, prospective investors are urged to read the discussion in the applicable pricing supplement relating to their Notes and discuss the tax consequences of their particular situation with their tax advisors.

Depending on the specific terms of the Notes, the Notes could be treated as fixed rate debt instruments, variable rate debt instruments, debt instruments subject to the special tax rules governing contingent payment debt instruments for U.S. federal income tax purposes or, in the case of certain linked securities, some other characterization. Accordingly, this prospectus supplement presents only a general summary of the tax consequences of owning, holding and disposing of certain offerings of the Notes and you should review carefully the applicable pricing supplement, which will set forth the appropriate tax treatment, and should consult your tax advisor. See “Material

U.S. Federal Income Tax Consequences” below for more detail. Please also see the accompanying prospectus for a discussion of certain Swiss tax considerations relating to the Notes.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including those of the issuers of any underlying constituents, as applicable).

RISK FACTORS

Investing in the Notes is not equivalent to a direct investment in any reference asset, basket asset or any underlying constituents. This section describes the most significant risks relating to the Notes. We urge you to read the following information about these risks, together with the other information in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement, before investing in the Notes.

The repayment of any principal amount of the Notes may not be guaranteed. You may lose some or all of your initial investment in the Notes.

The Notes differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Notes if the payment at maturity on your Notes is linked to the performance or level of a reference asset or reference basket. If your Notes are linked to a reference asset or reference basket, the payment at maturity will be determined pursuant to the terms described in the applicable pricing supplement and you may lose some or all of your initial investment.

The stated payout from the issuer applies only if you hold your Notes to maturity.

You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment, even if the payment at maturity on your Notes is linked to a reference asset or reference basket that has performed favorably over the term of the Notes.

Any payment on the Notes is subject to the creditworthiness of UBS.

The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes and you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment if UBS were to default on its obligations.

There can be no assurance that the investment view implicit in your Notes will be successful.

It is impossible to predict the performance or level of any reference asset, basket asset or underlying constituents. The level(s) of any reference asset or reference basket will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituents. For Notes linked to a reference index, you should be willing to accept the risks associated with the relevant markets tracked by such index in general and the underlying constituents in particular, and the risk of losing some or all of your initial investment.

If the Notes are linked to a reference basket, changes in the levels of the basket assets may offset each other.

If the Notes are linked to a reference basket, the return on the Notes will be linked to a weighted basket comprised of the basket assets. While the levels of some basket assets may increase over the term of the Notes, the levels of other basket assets may increase by less during the term of the Notes and may even decline. Therefore, increases in the levels of one or more basket assets may be offset by lesser increases or decreases in the levels of one or more of the other basket assets. Additionally, differing weights of the basket assets amplifies this offsetting effect because more heavily weighted basket assets will have a larger impact on the performance and level of the reference basket than lesser weighted basket assets.

The Notes are not bank deposits.

An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder

The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfil the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (“BIO-FINMA”). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Notes) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, holders of Notes may lose all of some of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

RISKS RELATED TO CERTAIN FEATURES OF THE NOTES

The following risk factors describe risks pertaining to certain features that may apply to your Notes. Your Notes may incorporate several or none of these features. Your Notes may also incorporate additional features that will be specified in the terms of the applicable pricing supplement. We urge you to read the following information about these risks, together with the other information in the applicable pricing supplement, before investing in the Notes.

Early Redemption or Repayment:

Notes that may be redeemed or repaid early are subject to reinvestment risk.

If your Notes are redeemed or repaid early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable redemption or repayment date. In the event that the Notes are redeemed or repaid early, there is no guarantee that you would be able to reinvest the proceeds from a redemption or repayment of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new Notes.

Notes subject to early redemption will be redeemed at a time that is advantageous to us and without regard to your interests.

In determining whether to redeem the Notes, we will consider various factors, including then current market interest rates and our expectations about payments we will be required to make on the Notes in the future. If we redeem the Notes early, we will do so at a time that is advantageous to us and without regard to your interests. We are more likely to redeem the Notes at a time when the reference asset or reference basket is performing favorably from your perspective and when we expect them to continue to do so. Therefore, although the Notes may offer the potential to earn a higher yield than the yield on conventional debt securities of the same maturity, if the Notes are paying a higher rate than conventional debt securities and we expect them to continue to do so, it is more likely that we would redeem the Notes early. Conversely we are not likely to redeem the Notes early if the reference asset or reference basket are performing unfavorably from your perspective, resulting in a lower yield than the yield on our conventional debt securities with the same maturity.

Zero Coupon:

The yield on a zero coupon Note may be lower than the yield on standard debt securities of comparable maturity.

You will not generally receive periodic payments of interest on the Notes as you would be on a conventional fixed rate or floating rate debt security. Rather, the Notes will be issued at a price less than their principal amount and you will generally receive a single payment at maturity. Because you do not receive periodic payments of interest throughout the term of the Notes, the return of each Note at maturity may not compensate you for any opportunity cost implied by inflation and other factors relating to the time value of money. Additionally if you try to sell a zero coupon Note in the secondary market, the market value of zero coupon debt securities tends to be more volatile than conventional debt securities, and you may suffer substantial losses. Therefore, the effective yield to maturity of the Notes may be less than that which would be earned on standard debt securities of comparable maturity.

Floating Interest Rate:

Notes with a floating rate of interest present significant risks not associated with conventional fixed interest rate debt securities.

If the Notes are floating rate Notes, the rate of interest paid on the Notes will not be fixed, but will vary depending on the value or performance of the applicable reference asset or reference basket. Therefore, floating rates of interest present significant risks not associated with a conventional fixed rate debt security. These risks include fluctuation of the applicable interest rate and the possibility that, in the future, you will receive a lesser amount of interest or no interest at all. We have no control over a number of matters that may affect interest rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results.

Further, if the terms of the applicable pricing supplement specify an inverse floating rate, you will have inverse exposure to the positive performance of the reference asset or reference basket, meaning that if the reference asset or reference basket appreciates, the rate of interest paid on the Notes will decline. Therefore, you may receive little or no interest payments on the Notes if the reference asset or basket asset appreciates over the term of the Notes.

The method pursuant to which the rate of interest for any floating rate Note is determined may adversely affect the value of and return on such Notes.

Certain base rates, including LIBOR, are deemed to be "benchmarks" and are the subject of ongoing national and international regulatory scrutiny and reforms. Some of these reforms are already effective, while others are still to be formulated or implemented. For example, since April 2013, the U.K. Financial Conduct Authority ("FCA") has regulated LIBOR, a "benchmark" that may be specified as the base rate for the purposes of determining the rate of interest for floating rate Notes, permitting issuers to continue to use LIBOR as a reference rate in securities such as the Notes. Efforts to transition from LIBOR to alternative benchmark rates are under way in several jurisdictions. The FCA announced in July 2017 that it will not continue beyond 2021 to regulate LIBOR or take other actions to sustain LIBOR as a benchmark, and urged users of LIBOR to plan to transition to alternative reference rates. As a result, there can be no guarantee that LIBOR will be determined after 2021 on the same basis at present, if at all.

In April 2017, the Working Group on Sterling Risk-Free Reference Rates selected the Sterling Overnight Index Average as the recommended British pound risk-free rate. In the U.S., the Alternative Reference Rates Committee has recommended a broad Treasuries repo financing rate as the new U.S. dollar secured risk-free rate, which is expected to be available in 2018. The Federal Reserve Bank of New York has launched a consultation on the construction of this and two other Treasury repurchase agreement-derived rates. The European Central Bank ("ECB") has also recently announced its decision to develop, before 2020, a euro unsecured overnight interest rate based on transaction data already reported to the ECB by banks. At this time, it is not possible to predict the effect of any such changes, whether any predominant reference rate will be established or the effect of the establishment of any alternative reference rates, or the effect of any other reforms to LIBOR that may be implemented in the United Kingdom or elsewhere.

As discussed further under “Reference Assets” herein, if the base rate for any floating rate Note does not appear on the relevant screen page at the relevant time on any interest determination date, (i) if the base rate is LIBOR or EURIBOR, the rate of interest applicable to the related interest period will be determined by the calculation agent by averaging quotes obtained from reference banks, if available, or, if no such quotes are available, by reference to the base rate determined as at the last preceding interest determination date, and (ii) in the case of all other base rates, pursuant to the alternative method specified for such base rate under “Reference Assets” herein (both (i) and (ii), the "fallback mechanism").

Notwithstanding the fallback mechanism applicable to any floating rate Note, if the calculation agent determines that the applicable base rate (a) has been discontinued or (b) does not, or whose administrator or sponsor does not, fulfill any legal or regulatory requirement applicable to such administrator, sponsor and/or applicable base rate, then the calculation agent shall appoint an independent advisor to determine an alternative base rate that has replaced such base rate in customary market usage or, if it determines that no alternative base rate has replaced such base rate, such other rate that it reasonably determines is most comparable to such base rate in accordance with the terms under “Reference Assets—Base Rate Replacement” herein. If the calculation agent is not able to appoint an independent advisor, then the calculation agent may make these determinations itself. Any such determination may also result in changes to, inter alia, the definitions of day count fraction, business day, interest determination date and/or any other terms of the Notes as necessary to implement as the applicable base rate such other rate that has broad market support. Further, if (i) the calculation agent is unable to appoint an independent advisor or if such independent advisor appointed fails to determine an alternative base rate, and (ii) the calculation agent is unable or unwilling to determine the alternative base rate, the rate of interest for the affected interest period will be determined by reference to the rate of interest determined as at the last preceding interest determination date.

The use of an Alternative Reference Rate may result in interest payments that are substantially lower than or that do not otherwise correlate over time with the payments that could have been made on such Notes if the applicable base rate remained available in its current form. Furthermore, if the calculation agent is unable to appoint an independent advisor or if such independent advisor fails to determine an alternative base rate, the calculation agent may have to exercise its discretion to determine (or to elect not to determine) an alternative base rate in accordance with the procedure specified under “Reference Assets—Base Rate Replacement” in a situation in which it is presented with a conflict of interest.

Any such consequences could have an adverse effect on the value and marketability of, and return on, such Notes.

More generally, any of the above changes or any other consequential changes to any "benchmark" on which interest payments under any floating rate Notes are based as a result of international, national, or other proposals for reform or other initiatives or investigations, or any further uncertainty in relation to the timing and manner of implementation of such changes, could have a material adverse effect on the value of and return on such Notes.

Recent regulatory investigations regarding the potential manipulation of the CMS rate (USD) may adversely affect the value of Notes linked to the CMS rate (USD).

It has been reported that the FCA and the CFTC are working together to investigate the potential manipulation of the CMS rate (USD). If such manipulation occurred, it may have resulted in the CMS rate (USD) being artificially lower (or higher) than it would otherwise have been. On August 1, 2014, the Intercontinental Exchange Benchmark Administration Ltd. formally assumed the role of benchmark administrator and calculation agent for the CMS rate (USD) and in April 2015 implemented a revised calculation methodology in an effort to improve the transparency of the process for setting the CMS rate (USD). It is not possible to predict the further effect of any changes or reforms affecting the CMS rate (USD) and any changes announced by Intercontinental Exchange Benchmark Administration Ltd. may result in a sudden or prolonged increase or decrease in the reported CMS rate (USD), which may have an adverse impact on securities linked to the CMS rate (USD), the amount of any payments on the Notes and the market value of the Notes.

Owning Notes linked to the CMT rate is not the same as owning a U.S. Treasury security directly.

The return on Notes linked to the CMT rate will not reflect the return you would realize if you actually purchased U.S. Treasury securities. The CMT rate is calculated by interpolating between market bid yields for a combination of Treasury securities and does not necessarily reflect the price, or even the existence, of a security with exactly the same rate and maturity reflected in the relevant CMT rate on a given date. The return on your Notes will likely vary significantly from the return that you would realize if you invested in U.S. Treasury obligations directly.

The Consumer Price Index (“CPI”) and its method of calculation may change in the future and could adversely affect the value of the Notes.

The CPI is subject to revision by the Bureau of Labor Statistics of the U.S. Department of Labor (“BLS”). For example, the BLS revises the CPI to account for changes in consumer buying habits or shifts in population distribution or demographics. In addition, the census conducted every 10 years by the U.S. Census Bureau provides information that BLS may use to revise geographic samples to reflect population distribution and other demographic factors. Also, as a matter of policy, the BLS researches statistical methods to apply to the calculation of the CPI. Thus, even between major revisions, further updates or revisions to the index methodology can be made. Effective with the release of the January 2015 CPI on February 26, 2015, the BLS will utilize a new estimation system for the CPI that includes several methodological changes including imputation of price changes by a narrower set of item and geographic source data. While BLS expects the net impact on the CPI of changes resulting from the utilization of this new estimation system to be minimal, it is not possible to predict the extent of the effects of the new estimation system on the CPI, and therefore the impact on any amounts paid on the Notes and the market value of the Notes.

Interest Conversion Right:

If we exercise our right to convert a floating rate of interest to a fixed rate of interest, you would no longer receive the potentially higher floating rates for the remaining term of the Notes.

If your Notes are subject to an interest conversion right, beginning on a date specified in the applicable pricing supplement and on the other specified dates thereafter, we will have the sole right to convert a floating rate of interest to a fixed rate of interest. Our decision may depend on movements in market interest rates compared to the fixed interest rate that would apply to the Notes if we exercised our interest conversion right. We would be more likely to exercise our interest conversion right and pay the fixed interest rate if the floating interest has been and is likely to be greater than the fixed interest rate for the remainder of the term of the Notes. If we were to elect to exercise our interest conversion right, you would not receive the potentially higher floating rates for the remaining term of the Notes and the value of the Notes would likely decline as a result.

Digital Notes:

You will not participate in any appreciation in the level of the reference asset or reference basket.

If your Notes are subject to a digital return feature, the return potential of the Notes is limited to the pre-specified interest rate, regardless of the appreciation of the reference asset or reference basket. In addition, the total return on the Notes will vary based on the number of determination dates on which the requirements of the interest payment have been met. If the Notes can also be redeemed early, the total return on the Notes could be minimal. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the reference asset, reference basket or underlying constituents.

Maximum Return, Maximum Rate, Ceiling or Cap:

The principal, interest or any other amounts payable on the Notes will be limited to the maximum return, maximum rate, ceiling or cap.

If your Notes are subject to a maximum return, maximum rate, ceiling or cap, the principal, interest or any other amounts payable on the Notes will be limited to the maximum return, maximum rate, ceiling or cap, as applicable. Therefore, you will not benefit from any increased level of a reference asset or reference basket that causes the return on the Notes to exceed the maximum return, maximum rate, ceiling or cap and your return on the Notes may be less than a direct investment in the reference asset or basket assets or underlying constituents.

Range Accruals:

You will not receive any principal, interest or any other amounts payable on the Notes unless the level of one or more reference assets or reference baskets is within a specified range or above or below a certain value.

If your Notes are subject to a range accrual feature, UBS will not pay any principal, interest or any other amounts payable on the Notes unless the level of one or more reference assets or reference baskets is within a specified range or above or below a certain level specified in the applicable pricing supplement. Therefore, even if the level of the reference asset or reference basket increases over the term of the Notes, you may not receive any interest payment or any other amounts payable on the Notes, and you may lose some or all of your principal amount if the level of the reference asset or reference basket is not within a specified range or above or below a certain level.

Downside Leverage Factor:

The downside leverage factor may magnify your participation in the negative performance of the reference asset or reference basket.

The principal, interest or any other amounts payable on the Notes may be subject to a downside leverage factor. A downside leverage factor that is greater than 100% or 1 (depending on whether the downside leverage factor is expressed as a percentage or an amount) will have the effect of magnifying your participation in the negative performance of the reference asset or reference basket, provided that your payment at maturity will never be less than zero.

Upside Leverage Factor or Participation Rate:

The upside leverage factor or the participation rate may diminish your participation in the positive performance of the reference asset or reference basket.

The principal, interest or any other amounts payable on the Notes may be subject to an upside leverage factor or participation rate. An upside leverage factor or participation rate that is less than 100% or 1 (depending on whether the upside leverage factor or participation rate is expressed as a percentage or an amount), will diminish any increase in the level of the reference asset or reference basket and, therefore, the performance of the reference asset or reference basket must be sufficiently positive to offset the effect of the upside leverage factor or participation rate.

Multiplier:

A multiplier will intensify any movements in the level of a reference asset or basket asset during the term of the Notes.

If the principal, interest or any other amounts payable on the Notes are be subject to a multiplier, movements in the levels of a reference asset or basket asset during the term of the Notes will be intensified. As a result, small changes in the level of a reference asset or reference basket are expected to have a greater effect than Notes without a multiplier.

Reference Equity Index Linked Notes:

The calculation agent can postpone the determination of the closing level of a reference equity index and therefore the relevant valuation date, if a market disruption event occurs on that valuation date.

The determination of the level may be postponed with respect to a reference asset or basket asset which is an index of equity securities (a “reference equity index”) if the calculation agent determines that a market disruption event has occurred or is continuing with respect to such reference equity index on a valuation date. If such a postponement occurs, the calculation agent will determine the level by reference to the closing level of the reference equity index on the first trading day on which no market disruption event occurs or is continuing with respect to such reference equity index.

In no event, however, will a valuation date be postponed by more than eight trading days. As a result, the maturity date for the Notes or the corresponding interest payment date could also be postponed, although not by more than eight trading days. If the determination of the closing level of the reference equity index on a valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing with respect to such reference equity index on that day, the calculation agent will nevertheless determine the closing level on such day. In such an event, the calculation agent will estimate the closing level that would have prevailed in the absence of the market disruption event in the manner described under “Reference Assets — Reference Equity Indices — Market Disruption Events for Reference Equity Indices”, which may adversely affect the return on your investment in the Notes. If a market disruption event has occurred or is continuing with respect to the reference equity index on an originally-scheduled valuation date, the maturity date and/or corresponding interest payment date, as applicable, will be postponed to maintain the same number of business days between the latest postponed valuation date and the maturity date and/or interest payment date, as applicable, as existed prior to the postponement(s) of the valuation date. During a market disruption event no further interest shall accrue on the Notes during the disrupted days.

The calculation agent may also postpone the determination of the initial level of the reference equity index on the trade date specified in the applicable pricing supplement for each offering of the Notes, if it determines that a market disruption event has occurred or is continuing with respect to a reference equity index on that date. If the trade date is postponed, the calculation agent may adjust the final valuation date and maturity date to ensure that the stated term of that offering of the Notes remains the same.

An investment in the Notes may be subject to risks associated with non-U.S. markets.

An underlying constituent may be issued by a non-U.S. company and may trade on a non-U.S. exchange. An investment in Notes linked directly or indirectly to the value of non-U.S. equity securities involves particular risks.

Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect market prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Potential conflict of interest.

There are potential conflicts of interest between you and the calculation agent, which will be UBS. The calculation agent will determine the payment at maturity of the Notes and can postpone the determination of the closing level of a reference equity index on the trade date or any valuation date.

Lesser Return, Better Return, Better Performing Reference Asset:

Although the Notes may initially be linked to more than one reference asset, the amount of return, if any, may be based on the performance of only one reference asset.

If your Notes are subject to a lesser return, better return or better performing asset feature, while the Notes may initially be linked to more than one reference asset, the amount of return, if any, may be based on the level or performance of only one reference asset. For example, the Note may be linked to the reference asset whose performance has exhibited the greatest percentage of decline or the lowest percentage increase. In either case, gains or losses in any of the other reference assets will be irrelevant. Further, if the Notes are linked to the worst performing reference asset among multiple reference assets, there may be a greater risk of your Notes being linked to a poor performing reference asset, and therefore a greater risk of you receiving no return in excess of your initial investment.

RISKS RELATED TO LIQUIDITY AND SECONDARY MARKET ISSUES

There may not be an active trading market in the Notes; sales in the secondary market may result in significant losses.

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS may make a market for the Notes, but are not required to do so and may stop any such market-making activities at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price to public, and as a result, you may suffer substantial losses.

The market value of the Notes may be influenced by unpredictable factors.

The market value of your Notes may fluctuate between the date you purchase them and the maturity date. Several factors, many of which are beyond our control and interrelate in complex and unpredictable ways, will influence the terms and features of your Notes at issuance and the market value of the Notes. Generally, we expect that the level of the relevant reference asset(s) or reference basket on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the terms and features of your Notes at issuance and the market value of the Notes include:

➢	the volatility of a reference asset, basket asset or underlying constituents (i.e., the frequency and magnitude of changes in the level(s) of such assets over the term of the Notes);
➢	the volatility of interest rates in the U.S. (i.e. the frequency and magnitude of changes in interest rates).
➢	for any reference index, changes to the composition of the index and changes to its underlying constituents;
➢	for any reference index, the performance or level of any underlying constituents;
➢	interest rates in the U.S. market and each market related to the reference asset, basket assets or underlying constituents;
➢	the time remaining to the maturity of the Notes;
➢	the availability of comparable instruments and supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market-maker;
➢	for any reference asset or basket asset that is an index containing underlying constituents that are traded in non-U.S. markets, the exchange rate and volatility of the exchange rate between the U.S. dollar and the currency of the country in which such securities are traded;

➢	the creditworthiness of UBS; and
➢	geopolitical, economic, financial, political, regulatory, judicial, force majeure or other events that affect the performance or level(s) of the reference asset, basket assets or underlying constituents generally.

These factors interrelate in complex and unpredictable ways, and the effect of one factor on the terms and features of your Notes at issuance and the market value of your Notes may offset or enhance the effect of another factor. The value of the Notes prior to maturity may be less than the principal amount, and may be significantly different than the amount expected at maturity.

The inclusion of commissions and compensation in the issue price of the Notes is likely to adversely affect secondary market prices of the Notes.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates (or any third party market maker) are willing to purchase the Notes in secondary market transactions will likely be lower than the issue price, because the issue price is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to, or embedded profit in, the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

RISKS RELATED TO GENERAL CHARACTERISTICS OF REFERENCE ASSETS AND REFERENCE BASKETS

Any reference asset, basket assets or underlying constituents are subject to various market risks.

Any reference asset, basket assets or underlying constituents are subject to various market risks. Consequently, the level of a reference asset or basket asset, and therefore a reference basket, may fluctuate depending on the market(s) in which the applicable reference asset, basket assets or underlying constituents operate. The level of a reference asset or reference basket can rise or fall sharply due to factors specific to the reference asset, basket assets or underlying constituents, the volatility of the relevant asset, the level of the relevant asset at the time of the sale, changes in interest rates, our financial condition and credit ratings, the supply of and demand for the Notes and a number of other factors.

UBS and its affiliates have no affiliation with any sponsor of any index that is a reference asset or basket asset and are not responsible for their public disclosure of information.

Unless otherwise specified in the applicable pricing supplement, we and our affiliates are not affiliated with the sponsor of any reference index (an “reference index sponsor”) that may be used to calculate the amount of any payments on the Notes (except for licensing arrangements discussed in the index supplement or the applicable pricing supplement) and have no ability to control or predict their actions, including any errors in, or discontinuation of, public disclosure regarding methods or policies relating to the calculation of the applicable reference index. If a reference index sponsor discontinues or suspends the calculation of a reference index to which your Notes are linked, it may become difficult to determine the market value of the Notes and any amounts owed under the Notes. The calculation agent may designate a successor index. If the calculation agent determines that no successor index comparable to the reference index exists, any payments you receive will be determined by the calculation agent as described under “Reference Assets — Reference Equity Indices — Discontinuance of or Adjustments to a Reference Equity Index; Alteration of Method of Calculation” and “General Terms of the Notes — Role of Calculation Agent”.

No reference index sponsor is involved in the offering of the Notes in any way. The reference index sponsors do not have any obligation to consider your interests as an owner of the Notes in taking any actions that might affect the market value of your Notes or the amount of any payments on the Notes.

Unless otherwise specified in the applicable pricing supplement, we have derived the information about the respective reference index sponsor(s) and each reference index to which your Notes are linked from publicly available information, without independent verification. You, as an investor in the Notes, should conduct your own independent investigation of the relevant reference index sponsor and each reference index for your Notes.

Changes that affect a reference index will affect the market value of your Notes and the amount of any payments on your Notes.

The policies of a reference index sponsor concerning the calculation of a reference index, additions, deletions or substitutions of any underlying constituents and the manner in which changes affecting the issuers of such underlying constituents (“underlying constituent issuers”) (such as stock dividends, reorganizations or mergers) and/or the underlying constituents (such as prolonged changes in market value, significantly decreased liquidity or if an underlying constituent ceases to exist) are reflected in the reference index, could affect the level of the reference index and, therefore, could affect the amounts payable on your Notes and the market value of your Notes prior to maturity. The amounts payable on the Notes and their market value could also be affected if a reference index sponsor changes these policies, such as changing the manner in which it calculates a reference index, or if a reference index sponsor discontinues or suspends calculation or publication of a reference index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, or if a closing level is not available because of a market disruption event or for any other reason, and no successor index is selected, the calculation agent may determine the relevant closing level – and thus any amount payable – as described under “Reference Assets — Reference Equity Indices — Market Disruption Events for Reference Equity Indices”.

Historical performance of a reference asset, basket asset or underlying constituents should not be taken as an indication of the future performance of such reference asset, basket asset or underlying constituents during the term of the Notes.

The historical level or performance of a reference asset, basket asset or underlying constituents should not be taken as an indication of the future performance of such reference asset, basket asset or underlying constituents. As a result, it is impossible to predict whether the level(s) of a reference asset, basket assets or underlying constituents will rise or fall. The level(s) of a reference asset, reference basket or underlying constituents, as applicable, will be influenced by complex and interrelated political, economic, financial, judicial, force majeure and other factors that can affect the respective reference asset, basket asset or underlying constituents, as applicable, and the market level(s) of the reference asset, basket asset or underlying constituents.

Moreover, any reference basket to which any Notes may be linked does not have a recognized market value and no historical performance data will be available.

Fluctuations relating to exchange rates may affect the value of your investment.

Fluctuations in exchange rates may affect the value of your investment. The CMS Rate (USD), CMT Rate, Consumer Price Index, EURIBOR, Federal Funds (Effective) Rate, Federal Funds (Open rate), LIBOR, and Prime Rate are each subject to volatility due to a variety of factors affecting interest rates generally and the rates of U.S. Treasury securities specifically, including:

➢	sentiment regarding underlying strength in the U.S., European and global economies;
➢	expectation regarding the level of price inflation;
➢	sentiment regarding credit quality in U.S., European and global credit markets;
➢	central bank policy regarding interest rates; and
➢	performance of capital markets.

HEDGING ACTIVITIES AND CONFLICTS OF INTEREST

Trading and other transactions by UBS or its affiliates any underlying constituent or in derivative products based on any underlying constituent, reference asset or basket asset may adversely affect the amount of any payments on the Notes and the market value of the Notes.

As described below under “Use of Proceeds and Hedging” UBS or its affiliates expect to enter into hedging transactions involving purchases of listed and/or over-the-counter options on any underlying constituent or one or more reference assets or basket assets, futures on any underlying constituent or one or more reference assets or basket assets, or securities or other instruments with returns linked or related to changes in the performance of the underlying constituents or one or more of the reference assets or basket assets prior to, on and/or after the applicable trade date, and may subsequently enter into additional hedging transactions or unwind those previously entered into. Although they are not expected to, any of these hedging activities may adversely affect the market prices or levels of such underlying constituents and/or the level of a reference asset or basket asset and, therefore, the amount of any payments on the Notes and the market value of the Notes. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. No holder of the Notes will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UBS or its affiliates may also engage in trading in other investments relating to the reference assets, basket assets or underlying constituents on a regular basis as part of our general commodities, broker-dealer and other businesses, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the levels of the underlying constituents, the reference asset or basket asset and, therefore, the amount of any payments on the Notes and the market value of the Notes. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the levels or the performance of any underlying constituents or one or more reference assets or basket assets. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of, and your return on, the Notes.

UBS Securities LLC and other affiliates of UBS, as well as other third parties, may also make a secondary market in the Notes, although they are not obligated to do so. As market makers, trading of the Notes may cause UBS Securities LLC or other affiliates of UBS, as well as other third parties, to be long or short the Notes in their inventory. The supply and demand for the Notes, including inventory positions of market makers, may affect the secondary market price for the Notes and any amounts payable on the Notes.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the reference asset, basket assets and underlying constituents, as applicable, including listed and/or over-the-counter options, futures, exchange-traded funds or other instruments on those assets, that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests UBS and its affiliates will have in facilitating transactions, including block trades, futures, options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of such reference asset, basket asset and/or underlying constituent, as applicable, could be adverse to the interests of the holders of the Notes.

UBS and its affiliates may, at present or in the future, engage in business with an underlying constituent issuer, including making loans to or acting as a counterparty (including with respect to derivatives) or providing advisory services to that company. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Notes as beneficial owners of the Notes. Any of these activities by UBS or other affiliates may affect the level of any underlying constituent and, therefore, any amount payable on and the market value of the Notes.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes. Any such research, opinions or recommendations could affect the level of the reference asset, basket assets or underlying constituents or the market value of, and your return on, the Notes.

UBS and its affiliates publish research from time to time on financial markets, commodities markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in your Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the reference asset, basket assets or underlying constituents to which the Notes are linked.

There are potential conflicts of interest between you and the calculation agent.

UBS will serve as the calculation agent. UBS will, among other things, decide the amount of any payments on the Notes. We may change the calculation agent after the original issue date of any Notes without notice. For a fuller description of the calculation agent’s role, see “General Terms of the Notes — Role of Calculation Agent”. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the reference asset or a basket asset has occurred or is continuing on any valuation date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of any of our affiliates to maintain or unwind hedge positions. See “Use of Proceeds and Hedging”. If the calculation agent determines that the applicable base rate has been discontinued, then the calculation agent will determine whether to calculate the relevant rate using an alternative base rate as determined in the manner specified under “Reference Assets—Base Rate Replacement” herein. In such instances, the calculation agent shall make any changes to the definitions of day count fraction, business day, interest determination date and/or any other terms of the Notes as necessary to implement the alternative base rate as the applicable base rate. Because these determinations by the calculation agent may affect any amounts payable on the Notes, the calculation agent may have a conflict of interest if it needs to make any such decisions.

Affiliates of UBS may act as agent or dealer in connection with the sale of the Notes.

UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.

RISKS RELATED TO TAXATION ISSUES

Depending on the terms of your Notes, U.S. taxpayers may be required to accrue income with respect to the Notes each year in advance of payments made on the Notes and the tax treatment of certain offerings of Notes are uncertain.

The appropriate tax treatment of the Notes will be set forth in the applicable pricing supplement.

In addition, if the Notes do not satisfy the relevant conditions to be treated as fixed rate debt instruments or variable rate debt instruments, the Notes will generally be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, if you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income over the term of the Notes based on the comparable yield for the Notes, even though the comparable yield may exceed the rate at which interest, if any, is actually paid on the Notes. This comparable yield is determined solely to calculate the amounts you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. Any gain you may recognize upon the sale, redemption, repurchase or maturity of the Notes will be ordinary income. Further, in the case of certain linked Notes, the tax treatment of the Notes may differ from the tax characterizations discussed in this prospectus supplement and may be uncertain, in each case as specified in the applicable pricing supplement.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including those of the issuers of any underlying constituents, as applicable).

GENERAL TERMS OF THE NOTES

The following is a summary of the general terms which may apply to your Notes. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere in the applicable pricing supplements and in the accompanying prospectus. In this section, references to “holders” mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through the Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

To the extent the amounts payable on the Notes are based on a reference asset or reference basket, the terms of this prospectus supplement will be amended in the applicable pricing supplement to account for such reference asset or reference basket.

Denomination

Unless otherwise specified in the applicable pricing supplement, the Notes will have a principal amount of $1,000 and a minimum investment of one Note.

Payment at Maturity

The Notes differ from ordinary debt securities in that UBS may not necessarily be obligated to repay the full amount of your initial investment. The applicable pricing supplement will specify whether your payment at maturity per Note will equal (i) an amount based on movements in the levels or other events relating to one or more reference assets or reference baskets, and if so, the formula or method of calculation and the relevant reference assets or reference basket, or (ii) the principal amount of $1,000.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Interest

The Notes may bear a rate of interest based on (1) one or more reference assets or reference baskets, (2) a fixed amount or rate or (3) movements in the levels or other events relating to one or more reference assets or reference baskets. The applicable pricing supplement will specify whether the Notes bear interest, and if so, the rates, reference assets, reference baskets and/or formulas used to determine the interest payments.

Original Issue Discount

The Notes may be issued at a price that is less than the principal amount and provide that, upon redemption or acceleration of maturity, an amount less than the principal amount will be payable (an “original issue discount note”). An original issue discount note may be a zero coupon note, meaning you will not receive periodic payments of interest on the Notes as you would be on a conventional debt security and will instead receive a single payment at maturity.

A Note issued at a discount to its principal amount may, for U.S. federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration of maturity. See “Material U.S. Federal Income Tax Consequences — Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes — Original Issue Discount” in this prospectus supplement for a brief description of the U.S. federal income tax consequences of owning an original issue discount note.

Issue Price and Variable Price Offer

The Notes may be issued at a fixed price (such as par) or as part of a “variable price offer” in which the Notes are sold in one or more negotiated transactions (at prices that may be different than par). Sales pursuant to a variable price offer may occur at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices. The Notes may be sold at a discount and the redemption price may equal 100% or some other percentage of par. The applicable pricing supplement will specify the issue price or the maximum issue price, or whether “variable price offer” will apply to the Notes.

Interest Payment Dates

Interest payment dates for your Notes may be specified in the applicable pricing supplement.

Interest Reset Dates

Unless otherwise specified in the applicable pricing supplement, the first day of each interest reset period after the initial interest reset period will be the “interest reset date” as defined below under “Interest Rate Mechanics — Floating Rate Notes)” and is subject to adjustment in accordance with the business day convention specified in the applicable pricing supplement, as described under “— Business Day Conventions” below.

Maturity Date

The maturity date for your Notes will be the date specified in the applicable pricing supplement, subject to the business day convention specified in the applicable pricing supplement. We describe business day conventions under “— Business Day Conventions” below.

Reissuances or Reopened Issues

Under some limited circumstances, and at our sole discretion, we may “reopen” or reissue certain issuances of Notes. These further issuances, if any, will be consolidated to form a single class with the originally issued Notes and will have the same CUSIP or ISIN number and will trade interchangeably with the Notes immediately upon settlement. Any additional issuances will increase the aggregate principal amount of the outstanding Notes of the class, plus the aggregate principal amount of any Notes bearing the same CUSIP or ISIN number that are issued pursuant to any future issuances of Notes bearing the same CUSIP or ISIN number. The price of any additional offering will be determined at the time of pricing of that offering.

We intend to comply with the requirements under the Treasury regulations governing “qualified reopenings,” and we will therefore treat any additional offerings of Notes as part of the same issue as the Notes for U.S. federal income tax purposes. Accordingly, for purposes of the Treasury regulations governing original issue discount on debt instruments, we will treat any additional offerings of Notes as having the same original issue date, the same issue price and, with respect to holders, the same adjusted issue price as the Notes.

Business Days

One or more of the following business day definitions may apply to any Note, as specified in the applicable pricing supplement:

“Euro business day” means each Monday, Tuesday, Wednesday, Thursday and Friday on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET2) System, or any successor system, is open for business.

“London business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in London generally are authorized or obligated by law, regulation or executive order to close and, in the case of any Note for which LIBOR is an interest rate basis, is also a day on which dealings in the applicable index currency are transacted in the London interbank market.

“New York business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

“U.S. government securities business day” means any day except for a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Additional business days not defined above may apply to any Note and will be described in the applicable pricing supplement.

Business Day Conventions

As specified in the applicable pricing supplement, one of the following business day conventions may apply to any Note with regard to any relevant date:

Following Business Day Convention: For any interest payment date, including the interest payment date that falls on the maturity date, if such date would otherwise fall on a day that is not a business day, then such date will be postponed to the next day that is a business day.

Modified Following Business Day Convention: For any interest payment date, including the interest payment date that falls on the maturity date, if such date would otherwise fall on a day that is not a business day, then such date will be postponed to the next day that is a business day, except that, if the next business day falls in the next calendar month, then such date will be advanced to the immediately preceding day that is a business day.

For the Following Business Day Convention and the Modified Following Business Day convention, if the maturity date or any earlier redemption or repayment date with respect to any Note falls on a day that is not a business day, then the maturity date, earlier redemption date or earlier repayment date will be adjusted in accordance with the applicable business day convention and any payment of principal, premium, if any, and interest otherwise due on such day will be made on the adjusted maturity date, redemption date or repayment date.

Following Unadjusted Business Day Convention: For any interest payment date that falls on a day that is not a business day, including the interest payment date that falls on the maturity, any payment due on such interest payment date will be postponed to the next day that is a business day; provided that interest due with respect to such interest payment date shall not accrue from and including such interest payment date to and including the date of payment of such interest as so postponed.

For the Following Unadjusted Business Day Convention, if the maturity date or any earlier redemption or repayment date with respect to any Note falls on a day that is not a business day, then any payment of principal, premium, if any, and interest otherwise due on such day will be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after such maturity date, redemption date or repayment date, as the case may be.

Modified Following Unadjusted Business Day Convention: For any interest payment date that falls on a day that is not a business day, including the interest payment date that falls on the maturity, any payment due on such interest payment date will be postponed to the next day that is a business day; provided that interest due with respect to such interest payment date shall not accrue from and including such interest payment date to and including the date of payment of such interest as so postponed, and provided further that, if such day would fall in the next succeeding calendar month, the date of payment with respect to such interest payment date will be advanced to the business day immediately preceding such interest payment date.

For the Modified Following Unadjusted Business Day Convention, if the maturity date or any earlier redemption or repayment date with respect to any Note falls on a day that is not a business day, then any payment of principal, premium, if any, and interest otherwise due on such day will be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after such maturity date, redemption date or repayment date, as the case may be, except if such day would fall in the next succeeding calendar month, in which case the date of payment with respect to such maturity date, redemption date or repayment date will be advanced to the business day immediately preceding such stated maturity date, redemption date or repayment date. See also “Description of Debt Securities We May Offer — Payment When Offices Are Closed” in the accompanying prospectus.

Regular Record Dates for Interest

Unless otherwise specified in the applicable pricing supplement, the regular record date relating to a payment on the Notes will be the business day prior to the interest payment date.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem your Notes in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right with respect to your Notes, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of your Notes is accelerated, we will pay the default amount in respect of the principal of your Notes at maturity. We describe the default amount below under “— Default Amount”.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of the series of Notes constituted by that Note. Although the terms of the Notes may differ from those of the other Medium-Term Notes, Series B holders of specified percentages in principal amount of all Medium-Term Notes, Series B together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B including the Notes. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification and Waiver of Covenants”.

Default Amount

The “default amount” for your Notes on any day will be an amount, in U.S. dollars for the principal of your Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Notes. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus
➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Notes, which we describe below, the holders of your Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The “default quotation period” is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

➢	no quotation of the kind referred to above is obtained; or

➢	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s or any successor, or any other comparable rating then used by that rating agency; or
➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment

Any payment on your Notes will be made to accounts designated by you or the holder of your Notes and approved by us, or at the office of the trustee in New York City, but only when your Notes are surrendered to the trustee at that office. We may also make any payment in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

UBS will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the amounts payable in respect of your Notes at maturity, the performance or level of any reference assets and reference baskets, as applicable, early redemption events, business days, the maturity date, any optional redemption date, the interest rate and all other determinations or adjustments with respect to the Notes, in its sole discretion. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

The booking branch of UBS AG will be specified in the applicable pricing supplement.

Currency of Notes

Amounts that become due and payable on your Notes in cash will be payable in a currency, composite currency, basket of currencies or currency unit or units (“specified currencies”) specified in the applicable pricing supplement. The specified currency for your Notes will be U.S. dollars, unless the applicable pricing supplement states otherwise. Some Notes may have different specified currencies for principal amount, interest or other amounts payable on your Notes. We will make payments on your Notes in the specified currency, except as described in the accompanying prospectus. Before you purchase any Notes payable in a non U.S. dollar currency, composite currency, basket of currencies or currency unit or units, as described in the applicable pricing supplement, you should read carefully the section entitled “Considerations Relating to Securities Denominated or Payable in or Linked to a Non U.S. Dollar Currency” in the accompanying prospectus.

INTEREST RATE MECHANICS

If the terms of the applicable pricing supplement specify that your Notes will bear interest and unless otherwise specified in the applicable pricing supplement, any interest payments on the Notes will be determined as follows:

Fixed Rate Notes

If the terms of the applicable pricing supplement specify that your Notes will bear interest at a fixed rate, on each interest payment date you will receive an interest payment per Note equal to the product of (i) the principal amount of $1,000 multiplied by (ii) the applicable fixed rate specified in the applicable pricing supplement for the relevant interest period multiplied by (iii) an accrued interest factor for the interest period based on a day count fraction of 30/360 (as described below under “Day Count Conventions”).

Unless otherwise specified in the applicable pricing supplement, an interest period will be the period from and including the previous interest payment date (or the original issue date in the case of the first interest payment date) to and excluding the applicable interest payment date (which will also be the maturity date in the case of the final interest payment date). The applicable pricing supplement will specify the interest periods.

Interest payment dates will be one or more dates that will be specified in the applicable pricing supplement and are not subject to the business day convention specified in the applicable pricing supplement.

Depending on the economic features of your Notes specified in the applicable pricing supplement, in a fixed-to-floating rate note, a fixed rate may automatically convert to a floating rate during the term of the Notes. Additionally the fixed rate may increase or decrease in a step-up or step-down feature applies to your Notes. See “Certain Features of the Notes” below.

Floating Rate Notes

If the terms of the applicable pricing supplement specify that your Notes will bear interest at a floating rate, the interest payments, if any, will be linked to one or more reference assets or reference baskets or movements in the level or other events relating to one or more reference assets or reference baskets, as may also be adjusted by one or more features, as described under “Certain Features of the Notes”. Any reference assets or reference baskets and any additional features that apply to the interest rate will be specified in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, on each interest payment date you will receive an interest payment per Note equal to the product of (i) the principal amount of $1,000 multiplied by (ii) the rate calculated in accordance with the terms specified in the applicable pricing supplement for the relevant interest period multiplied by (iii) an accrued interest factor for the interest period determined in accordance with the day count convention specified in the applicable pricing supplement (as described below under “Day Count Conventions”). The interest payments on the Notes may also be adjusted by one or more features, as described under “Certain Features of the Notes”.

Unless otherwise specified in the applicable pricing supplement, an “interest period” will be the period from and including the previous interest payment date (or the original issue date in the case of the first interest payment date) to and excluding the applicable interest payment date (which will also be the maturity date in the case of the final interest payment date). The applicable pricing supplement will specify the interest periods.

The interest rate in effect on any particular day will be the interest rate determined with respect to the latest interest reset date (as defined below) that occurs on or before that day. The interest rate may be reset daily, weekly, monthly, quarterly, semi-annually or annually, which is referred to as the “interest reset period”.

Unless otherwise specified in the applicable pricing supplement, the first day of each interest reset period after the initial interest reset period will be the “interest reset date” and is subject to adjustment in accordance with the business day convention specified in the applicable pricing supplement, as described under “General Terms of the Notes — Business Day Conventions”.

If the initial interest date is not specified in the applicable pricing supplement, the original issue date will be treated as the first interest reset date, and as specified in the applicable pricing supplement, the interest rate in effect from the original issue date to the first interest reset date will be referred to as the “initial base rate” and may equal to the applicable base rate specified in the applicable pricing supplement.

The calculation agent will determine the interest rate that takes effect on each interest reset date on the corresponding interest calculation date (as defined below) or interest determination date. Unless otherwise specified in the applicable pricing supplement, the “interest determination date” will be as follows:

➢	for all floating rate notes other than CMS notes, CMT notes, LIBOR notes, EURIBOR notes, CPI Rate notes, the interest determination date relating to a particular interest reset date will be the second business day before the interest reset date.
➢	for CMS and CMT notes, the interest determination date relating to a particular interest reset date will be the second U.S. government securities business day before the interest reset date.
➢	for LIBOR notes, the interest determination date relating to a particular interest reset date will be the second London business day preceding the interest reset date, unless the index currency is pounds sterling, in which case the interest determination date will be the interest reset date. We refer to an interest determination date for LIBOR notes as a LIBOR interest determination date.
➢	for EURIBOR notes, the interest determination date relating to a particular interest reset date will be the second euro business day preceding the interest reset date. We refer to an interest determination date for EURIBOR notes as a EURIBOR interest determination date.
➢	For CPI Rate notes, the interest determination date relating to a particular interest period will be the interest payment date for that interest period.

However, except for LIBOR notes and EURIBOR notes, the determination of the rate will actually be made on a day no later than the corresponding interest calculation date. Unless otherwise specified in the applicable pricing supplement, the “interest calculation date” will be the earlier of the following:

➢	the tenth calendar day after the interest determination date or, if that tenth calendar day is not a business day, the next succeeding business day; or
➢	the business day immediately preceding the interest payment date or the maturity, whichever is the day on which the next payment of interest will be due.

The calculation agent need not wait until the relevant interest calculation date to determine the interest rate if the rate information it needs to make the determination is available from the relevant sources sooner.

Day Count Conventions

The “accrued interest factor” will be determined in accordance with the day count convention specified in the applicable pricing supplement, including the following:

If 1/1 is specified, the accrued interest factor will be 1.

If Actual/Actual, Actual/Actual (ISDA), Act/Act or Act/Act (ISDA) is specified, the accrued interest factor will be the actual number of days in the interest period in respect of which payment is being made divided by 365 (or, if any portion of that interest period falls in a leap year, the sum of (i) the actual number of days in that portion of the interest period falling in a leap year divided by 366 and (ii) the actual number of days in that portion of the interest period falling in a non-leap year divided by 365).

If Actual/Actual (ICMA) or Act/Act (ICMA) is specified, the accrued interest factor will be a fraction equal to “number of days accrued/number of days in year”, as such terms are used in Rule 251 of the statutes, by-laws, rules and recommendations of the International Capital Market Association (the “ICMA Rule Book”), calculated in accordance with Rule 251 of the ICMA Rule Book as applied to non-U.S. dollar denominated straight and convertible bonds issued after December 31, 1998, as though the interest coupon on a bond were being calculated for a coupon period corresponding to the interest period in respect of which payment is being made.

If Actual/365 (Fixed), Act/365 (Fixed), A/365 (Fixed) or A/365F is specified, the accrued interest factor will be the actual number of days in the interest period in respect of which payment is being made divided by 365.

If Actual/360, Act/360 or A/360 is specified, the accrued interest factor will be the actual number of days in the interest period in respect of which payment is being made divided by 360.

If 30/360, 360/360 or Bond Basis is specified, the accrued interest factor will be the number of days in the interest period in respect of which payment is being made divided by 360, calculated on a formula basis as follows:

Day Count Fraction = [360 × (Y2 - Y 1)] + [30 × (M2 - M1)] + (D2 - D1)

360

where:

“Y1” is the year, expressed as a number, in which the first day of the interest period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the interest period falls;

“M2” is the calendar month, expressed as number, in which the day immediately following the last day included in the interest period falls;

“D1” is the first calendar day, expressed as a number, of the interest period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the interest period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

If 30E/360 or Eurobond Basis is specified, the accrued interest factor will be the number of days in the interest period in respect of which payment is being made divided by 360, calculated on a formula basis as follows:

Day Count Fraction = [360 × (Y2 - Y1)] + [30 × (M2 - M1)] + (D2 - D1)

360

where:

“Y1” is the year, expressed as a number, in which the first day of the interest period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the interest period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“D1” is the first calendar day, expressed as a number, of the interest period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the interest period, unless such number would be 31, in which case D2 will be 30.

If 30E/360 (ISDA) is specified, the accrued interest factor will be the number of days in the interest period in respect of which payment is being made divided by 360, calculated on a formula basis as follows:

Day Count Fraction = [360 × (Y2 - Y1)] + [30 × (M2 - M1)] + (D2 - D1)

360

where:

“Y1” is the year, expressed as a number, in which the first day of the interest period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the interest period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“D1” is the first calendar day, expressed as a number, of the interest period, unless (i) that day is the last day of February or (ii) such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the interest period, unless (i) that day is the last day of February but not the maturity date or (ii) such number would be 31, in which case D2 will be 30.

CERTAIN FEATURES OF THE NOTES

To the extent the amounts payable on the Notes are based on a reference asset or reference basket other than those described in this prospectus supplement, the terms of this prospectus supplement will be supplemented in the applicable pricing supplement to account for such reference asset or reference basket.

Your Notes may incorporate several or none of these features or additional features which will be specified in the applicable pricing supplement.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that, depending on the economic features of your Notes described in the applicable pricing supplement, UBS may not necessarily be obligated to repay the full amount of your initial investment. The principal amount, interest or any other amounts payable on the Notes may be based on, as applicable, one or more reference assets or basket assets. Depending on the particular terms of your Notes and performance of the reference asset or reference basket, you could lose some or all of your initial investment. See “Risk Factors” in this prospectus supplement and the applicable pricing supplement.

Fixed-to-Floating Rate

If the applicable pricing supplement specifies that the Notes will have a fixed-to-floating interest rate, the Notes for that particular offering will bear a fixed rate of interest for a specified period of time beginning on the original issue date (or any other date specified in the applicable pricing supplement), and thereafter the fixed rate of interest will automatically convert into a floating rate of interest for the remaining term of the Notes. The fixed rate and floating rate interest periods will be specified in the applicable pricing supplement.

Rate Cut-off

The “rate cut-off period” is the specified period during which interest accrues on the Notes immediately prior to an interest payment date, to but excluding the interest payment date. The reference asset for purposes of determining the amount payable for each day during the rate cut-off period will be set a specified number of business days prior to the related interest payment date using the applicable interest rate immediately preceding the start of the rate cut-off period, and will remain in effect until the related interest payment date.

Floating Rate Conversion Notes

If the applicable Notes are floating rate conversion notes, the Notes will bear interest at a floating rate specified in the applicable pricing supplement until we exercise our “interest conversion right”. The date or dates upon which we may exercise our interest conversion right (each, a “conversion date”) will be specified in the applicable pricing supplement. On each conversion date, we may elect to convert the Notes in whole, and not in part, so that instead of paying the floating interest rate, we will pay the fixed interest rate specified in the applicable pricing supplement on each interest payment date following the conversion date. If we decide to exercise the interest conversion right, we will give you at least five business days’ notice before the conversion date. Upon an interest conversion, the amount of interest payable on the Notes will be fixed and will no longer be based on the specified floating rate.

Step-Up and Step-Down Notes

Fixed rate notes may have a “step-up” or “step-down” feature. Step-up notes will have increasing annual interest rates in successive interest periods, as indicated in the applicable pricing supplement. Step-down notes will have decreasing annual interest rates in successive interest periods, as indicated in the applicable pricing supplement.

Bull Notes

“Bull notes” are offerings in which the payment at maturity and/or interest payments are linked to the increase in the level of the reference asset or basket assets. Unless otherwise specified in the applicable pricing supplement, the Notes will be bull notes.

Digital Notes

Whether interest, principal or any other amount is payable on “digital notes” depends on whether the reference asset or reference basket, as applicable, have achieved certain levels set forth in the applicable pricing supplement; however, the amount of the payments, if any, may or may not be dependent on the reference asset or the reference basket, as applicable. For example, if the final level of the reference asset or reference basket is greater than the initial level of the reference asset or reference basket, the interest payment you receive with respect to the Notes and the principal payment you receive at maturity will be a fixed amount and not reflect the performance of the reference asset or basket asset. Under no circumstances, regardless of the extent to which the level of the reference asset or reference basket appreciates, will your return exceed the applicable interest rate. In this example, if the reference asset or reference basket has appreciated by 50% as of the end of the interest period, you will receive only your principal amount plus the applicable interest payments made at maturity of the Notes. You may earn significantly less by investing in digital notes than you would have earned by investing directly in the reference asset or reference basket.

Inverse Floating Rates

Any floating rate may be designated in the applicable pricing supplement as an inverse floating rate. In that case, unless otherwise specified in the applicable pricing supplement, the interest rate on the floating rate note will be equal to:

the initial interest rate or another fixed rate of interest specified in the applicable pricing supplement for the period commencing on the original issue date, or the date on which the Note otherwise begins to accrue interest if different from the original issue date, up to the first interest reset date; and a fixed rate of interest specified in the applicable pricing supplement minus the interest rate determined by the reference rate(s) as adjusted by any multiplier for the period commencing on an interest reset date.

Commencing on the first interest reset date, the rate at which interest on the inverse floating rate note is payable will be reset as of each interest reset date.

The interest rate will be determined in accordance with the applicable provisions below. The interest rate in effect on each day will be based on:

➢	if the day is an interest reset date, the interest rate determined as of the interest determination date immediately preceding the applicable interest reset date; or
➢	if the day is not an interest reset date, the interest rate determined as of the interest determination date immediately preceding the most recent interest reset date.

Maximum Return, Maximum Rate, Ceiling or Cap

The principal, interest or any other amounts payable on the Notes may be subject to a “maximum return,” “maximum rate,” “ceiling” or a “cap” limiting the rate of return or interest which may accrue during the term of the Notes or during any interest period.

Whether or not a specified maximum rate applies, the interest rate on floating rate notes will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application. Under current New York law, the maximum rate of interest, with some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25%, per year on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

Minimum Rate or Floor

The principal, interest or any other amounts payable on the Notes may be subject to a “minimum rate” or “floor” guaranteeing a minimum rate of return or interest which may accrue during the term of the Notes or during any interest period.

Spread

The “spread” is the number of basis points (where one basis point equals one one-hundredth of a percentage point) that may be specified in the applicable pricing supplement to be added to or subtracted from the reference asset or reference basket level or other formula. The spread may also be expressed as a percentage where one percentage point is 100 basis points.

Multiplier

The “multiplier” is the number of basis points or percentage points that may be specified in the applicable pricing supplement to be multiplied by the reference asset or reference basket level or formula.

Ranges or Range Accruals

“Range accrual notes” are notes where the principal, interest or any other amounts payable on the notes only accrue if the level of one or more reference assets is within a specified “range” or above or below a certain threshold level.

Initial Level

The “initial level” is the reference asset closing level on the trade date or other date as specified in the applicable pricing supplement. Unless otherwise provided in the applicable pricing supplement, the “initial level” with respect to a reference basket is 100.

The “initial level” for a reference basket may also be referred to as the “initial basket level”.

Final Level

The “final level” is the reference asset level on the applicable date specified in the applicable pricing supplement or the arithmetic average of the reference asset levels on each of the dates specified in the applicable pricing supplement.

The final level of a reference basket is equal to a level of the reference basket equal to the product of (a) the initial level of such reference basket multiplied by (b) the sum of one and the weighted performance of the basket assets measured from the trade date to the dates specified in the applicable pricing supplement.

The “final level” for a reference basket may also be referred to as the “final basket level”.

Issuer Fee

An annual percentage multiplied by the number of years in the term of the Notes, applied to the principal amount of the Notes with daily accrual.

Reference Equity Indices linked Notes

A reference asset or basket asset may be an index of equity securities (“reference equity index”). Unless otherwise specified in the applicable pricing supplement, the following terms will apply to your Notes.

Upside Leverage Factor or Participation Rate

The principal, interest or any other amounts payable on the Notes may be subject to an “upside leverage factor” or “participation rate”, which will have the effect of increasing or decreasing your participation in any increase in the level of the reference asset or reference basket. The upside leverage factor or participation rate may or may not be expressed as a percentage (i.e., expressed as 250% or 2.50).

Downside Leverage Factor

The principal, interest or any other amounts payable on the Notes may be subject to a “downside leverage factor,” which will have the effect of increasing or decreasing your participation in any decrease in the level of the reference asset or the reference baskets. As a result, small negative changes in the reference asset or reference basket will be magnified and have a greater effect than Notes without a downside leverage factor. The downside leverage factor may or may not be expressed as a percentage (i.e., expressed as 125% or 1.25).

Index Return and Basket Return

The “index return” is the performance of a reference index, calculated as the quotient, expressed as a percentage, of (i) the final level of a reference index minus the initial level of such reference index, divided by (ii) the initial level of the reference index. Expressed as a formula, the index return is:

Final Level − Initial Level
Initial Level

Lesser Return

If specified in the applicable pricing supplement, the payment at maturity and/or interest payments will be linked to the performance of the reference asset or reference basket with the lowest return in a group of two or more reference assets or reference baskets.

Lesser Performing Reference Asset or Reference Basket

The reference asset or reference basket with the lesser return.

Better Return

If specified in the applicable pricing supplement, the payment at maturity and/or interest payments will be linked to the performance of the reference asset or reference basket with the highest return in a group of two or more reference assets or reference baskets.

Better Performing Reference Asset

The reference asset or reference basket with the higher return.

Autocallable Notes

Automatic Call

If specified in the applicable pricing supplement, the Notes will be automatically “callable” or “redeemable”. If the level of the reference asset or reference basket on any date(s) specified in the applicable pricing supplement is equal to or greater than the call level, the autocallable notes will automatically be redeemed for a cash payment as detailed in the applicable pricing supplement.

Call Level

The minimum level of the reference asset or reference basket which triggers an automatic call on the relevant date(s) and payment of the applicable call premium.

Call Premium, Call Price and Redemption Price

The “call premium” is the additional amount which we will pay you if the Notes are called or redeemed. The call premium can be expressed as a percentage of the issue price and will be specified in the applicable pricing supplement.

The “call price” or “redemption price” is the aggregate amount, including the call premium, if any, which we will pay you if the Notes are called or redeemed. The call price or redemption price can be expressed as a percentage of the issue price and will be specified in the applicable pricing supplement.

Payment on Autocallable Notes

If the Notes are automatically called, payment will be made on the payment date corresponding to the applicable observation date as specified in the applicable pricing supplement. If the Notes are automatically called on the last possible observation date, we will redeem each Note and pay you on the maturity date.

REFERENCE ASSETS

Depending on the specific economic features of your Notes described in the applicable pricing supplement, the principal amount, interest or any other amounts payable on the Notes may be based on, as applicable, one or more reference indices, interest rates, indices of consumer prices or other asset classes, measures, formulas or instruments, including those related to macroeconomic events or indicators or the occurrence or non-occurrence of any event or circumstance (each, a “reference asset”).

As may be specified in the applicable pricing supplement, the reference assets specified below may serve as a base rate for a floating rate note in particular. In this section, italicized terms are defined below under “— Special Rate Calculation Terms”. For more information on floating rate notes, see “Interest Rate Mechanics — Floating Rate Notes” above.

Unless otherwise specified in the applicable pricing supplement, the “base rate” may be one or more of the following:

➢	the CMS rate (USD),
➢	the CMT rate,
➢	the CPI Rate,
➢	EURIBOR,
➢	the federal funds (effective) rate,
➢	the federal funds (open) rate,
➢	LIBOR,
➢	the prime rate,
➢	a combination of any of the above, or
➢	any other rate or interest rate formula specified in the applicable pricing supplement.

Depending on the particular economic features of your Note specified in the applicable pricing supplement, the base rate may be adjusted by a spread or a spread multiplier and may be limited by a maximum or minimum rate as described above in “Certain Features of the Notes”. If the calculation agent determines that the base rate has been discontinued, it may select an alternative base rate in accordance with the provisions specified under “—Base Rate Replacement” below.

CMS Rate (USD)

If you purchase CMS rate (USD) notes, your Notes will bear interest at a base rate equal to the CMS rate (USD) and may be adjusted by features specified, if any, in the applicable pricing supplement.

The “CMS rate (USD)” will be the rate for U.S. dollar swaps with the index maturity specified in the applicable pricing supplement, which appears on Reuters screen “ICESWAP1” page as of 11:00 a.m., New York City time on any interest determination date.

Unless otherwise specified in the applicable pricing supplement, the following procedures will be used if the CMS rate (USD) cannot be determined as described above:

➢	If the above rate is no longer displayed on the relevant page, or if not displayed by 11:00 a.m., New York City time, on the relevant interest determination date, then the CMS rate (USD) will be determined on the basis of the mid-market, semi-annual swap rate quotations provided by five leading swap dealers in the

New York City interbank market at approximately 11:00 a.m., New York City time, on the interest determination date. For this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a term equal to the index maturity of the Notes specified in the applicable pricing supplement commencing on that interest determination date with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an Actual/360 day count basis, is equivalent to LIBOR (as defined below) with an index maturity of three months. The calculation agent will select the five swap dealers after consultation with us and will request the principal New York City office of each of those dealers to provide a quotation of its rate.

➢	If at least three quotations are provided, the CMS rate (USD) for that interest determination date will be the arithmetic mean of the quotations, eliminating the highest and lowest quotations or, in the event of equality, one of the highest and one of the lowest quotations.
➢	If fewer than three quotations are provided, the CMS rate (USD) for the interest determination date will be determined by the calculation agent no later than the interest calculation date.

CMT Rate

If you purchase CMT rate notes, your Notes will bear interest at a base rate equal to the CMT rate and may be adjusted by features specified, if any, in the applicable pricing supplement.

The manner in which the CMT rate is determined for the relevant interest determination date will depend on the “designated CMT Reuters screen page” that is specified in the applicable pricing supplement.

The “CMT rate” will be the rate published in H.15(519) opposite the heading “Treasury constant maturities”, as the yield is displayed on the designated CMT Reuters screen page under the heading “ . . . Treasury Constant Maturities . . . ,” under the column for the designated CMT index maturity:

➢	if the designated CMT Reuters screen page is the Reuters screen FRBCMT page, the rate for the relevant interest determination date.
➢	if the designated CMT Reuters screen page is the Reuters screen FEDCMT page, the weekly or monthly average, as specified in the applicable pricing supplement, for the week that ends immediately before the week in which the relevant interest determination date falls, or for the month that ends immediately before the month in which the relevant interest determination date falls, as applicable.

Unless otherwise specified in the applicable pricing supplement, if the CMT rate cannot be determined in this manner, the following procedures will apply:

➢	If the applicable rate described above is not displayed on the relevant designated CMT Reuters screen page at 3:00 p.m., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the CMT rate will be the applicable treasury constant maturity rate described above — i.e., for the designated CMT index maturity and for either the relevant interest determination date or the weekly or monthly average, as applicable — as published in H.15(519) opposite the caption “Treasury constant maturities”.
➢	If the designated CMT Reuters screen page is FRBCMT and the applicable rate described above does not appear in H.15(519) at 3:00 p.m., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the treasury constant maturity rate, or other U.S. treasury rate, for the designated CMT index maturity and with reference to the relevant interest determination date, that:
•	is published by the Board of Governors of the Federal Reserve System, or the U.S. Department of the Treasury; and

•	is determined by the calculation agent to be comparable to the applicable rate formerly displayed on the designated CMT Reuters screen page and published in H.15(519).
➢	If the designated CMT Reuters screen page is FEDCMT and the applicable rate described above does not appear in H.15(519) at 3:00 p.m., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the treasury constant maturity rate for the one-week or one-month rate, as applicable, for the designated CMT index maturity and with reference to the relevant interest determination date, that is otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, immediately preceding that interest determination date.

If the designated CMT Reuters screen page is FRBCMT and the rate described in the second preceding paragraph does not appear at 3:00 p.m., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for the most recently issued U.S. Treasury securities having an original maturity of approximately the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year, and in a representative amount of the offered rates, as of approximately 3:30 p.m., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation — or, if there is equality, one of the highest — and the lowest quotation — or, if there is equality, one of the lowest. If fewer than five but more than two such offered rates are provided, the CMT rate will be based on the arithmetic mean of the bid prices provided, and neither the highest nor lowest of such quotations will be eliminated. U.S. Treasury securities are direct, non-callable, fixed rate obligations of the U.S. government.

If the designated CMT Reuters screen page is FEDCMT and the Federal Reserve Bank of New York does not publish a one-week or one-month rate, as applicable, for U.S. Treasury securities on the relevant interest determination date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for the most recently issued U.S. Treasury securities having an original maturity of approximately the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year, and in a representative amount: the offered rates, as of approximately 3:30 p.m., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation — or, if there is equality, one of the highest — and the lowest quotation — or, if there is equality, one of the lowest. If fewer than five but more than two such offered rates are provided, the CMT rate will be based on the arithmetic mean of the bid prices provided, and neither the highest nor lowest of such quotations will be eliminated.

If the calculation agent is unable to obtain three quotations of the kind described in the prior two paragraphs, the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for U.S. Treasury securities with an original maturity longer than the designated CMT index maturity, with a remaining term to maturity closest to the designated CMT index maturity and in a representative amount of the offered rates, as of approximately 3:30 p.m., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation — or, if there is equality, one of the highest — and the lowest quotation — or, if there is equality, one of the lowest.

If fewer than five but more than two of these primary dealers are quoting as described in the prior paragraph, then the CMT rate for the relevant interest determination date will be based on the arithmetic mean of the offered rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded. If two U.S. Treasury securities with an original maturity longer than the designated CMT index maturity have remaining terms to maturity that are equally close to the designated CMT index maturity, the calculation agent will obtain quotations for the treasury notes with the shorter original term to maturity.

If two or fewer primary dealers selected by the calculation agent are quoting as described above, the CMT rate in effect for the new interest period will be the CMT rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Consumer Price Index (CPI)

If you purchase CPI Rate notes, your Notes will bear interest at a base rate equal to the CPI rate and may be adjusted by features specified, if any, in the applicable pricing supplement.

The “Consumer Price Index” or “CPI” means, for any interest determination date, the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor (the “BLS”) and reported on Bloomberg ticker “CPURNSA” or any successor service (“Bloomberg CPURNSA”). The BLS makes the majority of its CPI data and press releases publicly available immediately at the time of release. This material may be accessed electronically by means of the BLS’ home page on the Internet at http://www.bls.gov. The CPI for a particular month is published during the following month. The CPI is a measure of the average change in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors’ and dentists’ services, and drugs. User fees (such as water and sewer service) and sales and excise taxes paid by the consumer are included in determining consumer prices. Income taxes and investment items such as stocks, bonds and life insurance are not included. The CPI includes expenditures by urban wage earners and clerical workers, professional, managerial and technical workers, the self-employed, short-term workers, the unemployed, retirees and others not in the labor force. In calculating the CPI, price changes for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically by the BLS to take into account changes in consumer expenditure patterns.

The monthly level of the CPI displays the average change in the prices of consumer goods and services since a “base period”, which currently is the 1982-1984 average. For the purposes of calculating the monthly level of the CPI, the level of the base period is set at 100. For example, the level of the CPI in May 2014 was 237.900, which can be interpreted to mean that a representative set of consumer items that cost $100.00 in 1982-1984 would have cost $237.90 in May 2014 (an increase of 137.90%). If the BLS rebases the CPI when the Notes are outstanding, the calculation agent will continue to calculate inflation using 1982-1984 as the base period for so long as the current CPI continues to be published. Any conversion by the BLS to a new base period will not affect the measurement of the percent changes in a given index series from one time period to another, except for rounding differences. Rebasing might affect the published “headline” number often quoted in the financial press, but the calculation agent will readjust the inflation calculation for the Notes using the percentage changes of the rebased CPI.

The BLS has made technical and methodological changes to the CPI, and is likely to continue to do so. Examples of recent methodological changes include:

➢	the use of regression models to adjust for improvements in the quality of various goods (televisions, personal computers, etc.);
➢	the introduction of geometric averages to account for consumer substitution within the CPI categories;
➢	changing the housing/shelter formula to increase rental equivalence estimation; and
➢	effective with the release of the January 2015 CPI on February 26, 2015, the BLS will use a new estimation system for the CPI, which will introduce several methodological changes and allow for improved flexibility and review capabilities.

Similar changes in the future could affect the level of the CPI and alter the interest payable on the Notes.

Unless otherwise specified in the applicable pricing supplement, with respect to a certain month specified in the applicable pricing supplement (the “reference month”), the “CPI Rate” refers to the change in the level of the CPI calculated as follows:

CPI Rate =	CPIt – CPIt - x
CPIt - x

where:

CPIt	= the level of the CPI for the applicable reference month, as published on Bloomberg CPURNSA;

CPIt-x	= the level of the CPI for the calendar month that is “x” calendar months prior to the reference month, where “x” will be a number specified in the applicable pricing supplement, as published on Bloomberg CPURNSA.

Based on the above formula, for example, if the relevant CPI Rate is the annual percentage change in the CPI for the reference month that is the third calendar month prior to the month of the relevant interest payment date, then the interest rate payable on September 30, 2014 will reflect the percentage change in the CPI from June 2013 to June 2014 (the reference month) plus the applicable spread, if any. Continuing the example, the June 2014 CPI was 238.343 and the June 2013 CPI was 233.504, so the relevant 12-month CPI Rate was 2.07% for June 2014.

If the applicable pricing supplement defines the relevant CPI Rate to be the 1-month change in the level of the CPI and defines the relevant reference month as the fourth calendar month prior to the month of the relevant interest payment date, then the interest payable on September 30, 2014 will reflect the percentage change in the CPI from April 2014 to May 2014 (the reference month) plus the applicable spread, if any. Continuing the example, the May 2014 CPI was 237.900 and the April 2014 CPI was 237.072, so the relevant 1-month CPI Rate was 0.35% for May 2014.

The number of months defined in order to determine the reference month can vary from Note to Note and will be determined in the applicable pricing supplement.

If the performance of the CPI for a particular reference month is negative and when added to the spread equals a negative number, you will not receive an interest payment on the corresponding interest payment date. The interest payment on any interest payment date will not be less than 0.00% per annum, unless specified in the applicable pricing supplement.

The following procedures will be followed if the CPI cannot be determined as described above:

➢	If the CPI is not reported on Bloomberg CPURNSA for a particular month by 3:00 p.m. New York City time on the interest determination date, but has otherwise been published by the BLS, the calculation agent will determine the CPI as published by the BLS for that month using any other source as the calculation agent deems appropriate.
➢	If the CPI is rebased to a different year or period, the base reference period will continue to be the 1982-1984 base period as long as the 1982-1984 CPI continues to be published.
➢	If the CPI for the reference month is subsequently revised by the BLS, the calculation agent will continue to use the CPI initially published by the BLS on the interest reset date.
➢	If, while the Notes are outstanding, the CPI is discontinued or substantially altered, as determined by the calculation agent, the applicable substitute index for the Notes will be that chosen by the Secretary of the Treasury for the Department of Treasury’s Inflation-Linked Treasuries as described at 62 Federal Register 846-874 (January 6, 1997). If none of those securities are outstanding, the calculation agent will determine a substitute index for the Notes in accordance with general market practice at the time.

EURIBOR

If you purchase EURIBOR rate Notes, your Notes will bear interest at a base rate equal to the EURIBOR rate and may be adjusted by features specified, if any, in the applicable pricing supplement.

“EURIBOR” means, for any interest determination date, the rate for deposits in euros as sponsored, calculated and published jointly by the European Banking Federation and ACI — The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, for the index maturity specified in the applicable pricing supplement as that rate appears on the display on the Reuters screen EURIBOR01 page as of 11:00 a.m., Brussels time.

The following procedures will be followed if the rate cannot be determined as described above:

➢	If the above rate does not appear, the calculation agent will request the principal euro-zone office of each of four major banks in the euro-zone interbank market, as selected by the calculation agent, after consultation with us, to provide the calculation agent with its offered rate for deposits in euros, at approximately 11:00 a.m., Brussels time, on the relevant interest determination date, to prime banks in the euro-zone interbank market for the index maturity specified in the applicable pricing supplement commencing on the applicable interest reset date, and in a representative amount, assuming an Actual/360 day count basis. If at least two quotations are provided, EURIBOR will be the arithmetic mean of those quotations.
➢	If fewer than two quotations are provided, EURIBOR will be the arithmetic mean of the rates quoted by three major banks in the euro-zone interbank market, as selected by the calculation agent, after consultation with us, at approximately 11:00 a.m., Brussels time, on the applicable interest reset date for loans in euro to leading European banks for a period of time equivalent to the index maturity specified in the applicable pricing supplement commencing on that interest reset date in a representative amount.
➢	If fewer than three major banks in the euro-zone interbank market selected by the calculation agent are quoting as set forth above, EURIBOR for that interest determination date will remain EURIBOR for the immediately preceding interest period (or, in the case of the first reset date following the original issue date where an initial base rate was specified in the applicable pricing supplement, that initial base rate).

Federal Funds (Effective) Rate

If you purchase federal funds (effective) rate notes, your Notes will bear interest at a base rate equal to the federal funds (effective) rate and may be adjusted by features specified, if any, in the applicable pricing supplement.

The “federal funds (effective) rate” means, for any interest determination date, the rate on that date for federal funds as published in H.15(519) opposite the heading “Federal funds (effective)” as displayed on the Reuters screen FEDFUNDS1 page under the heading “EFFECT”.

The following procedures will be followed if the federal funds (effective) rate cannot be determined as described above:

➢	If the above rate is not displayed on the Reuters screen FEDFUNDS1 page by 3:00 p.m., New York City time, on the relevant interest determination date, the federal funds (effective) rate will be the rate on that interest determination date as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, opposite the heading “Federal funds (effective)”.
➢	If the above rate is not displayed on the Reuters screen FEDFUNDS1 page and does not appear in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the interest determination date, the calculation agent will determine the federal funds (effective) rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds by each of three leading brokers of U.S. dollar federal funds transactions in The City of New York, which may include the agent and its affiliates, selected by the calculation agent, after consultation with us, prior to 9:00 a.m., New York City time, on that interest determination date.
➢	If fewer than three leading brokers of U.S. dollar federal funds transactions in The City of New York selected by the calculation agent are quoting as set forth above, the federal funds rate will remain the federal funds (effective) rate for the immediately preceding interest period.

Federal Funds (Open) Rate

If you purchase federal funds (open) rate notes, your Notes will bear interest at a base rate equal to the federal funds (open) rate and may be adjusted by features specified, if any, in the applicable pricing supplement.

The “federal funds (open) rate” means, for any interest determination date, the rate on that date for federal funds as published in H.15(519) under the section “Federal Funds” next to the caption “OPEN,” as displayed on the Reuters screen page 5.

The following procedures will be followed if the federal funds (open) rate cannot be determined as described above:

➢	If the above rate is not displayed on Reuters screen page 5 at 5:00 p.m., New York City time, on the interest determination date, then the federal funds open rate for the relevant interest determination date will be the rate for that day displayed on the FFPREBON Index page on Bloomberg (which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg).
➢	If the above rate is not yet published on either on either the Reuters screen “5” page or the FFPREBON Index on Bloomberg by 3:00 p.m., New York City time, on the interest determination date, the calculation agent will determine the federal funds (open) rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds by each of three leading brokers of U.S. dollar federal funds transactions in The City of New York, which may include the agents and their affiliates, selected by the calculation agent, after consultation with us, prior to 9:00 a.m., New York City time, on that interest determination date.
➢	If fewer than three leading brokers of U.S. dollar federal funds transactions in The City of New York selected by the calculation agent are quoting as set forth above, the federal funds rate for that interest period will remain the federal funds (open) rate for the immediately preceding interest period.

LIBOR

If you purchase LIBOR (London Interbank Offered Rate) notes, your Notes will bear interest at a base rate equal to the LIBOR rate and may be adjusted by features specified, if any, in the applicable pricing supplement.

The calculation agent will determine the LIBOR rate for each interest determination date as follows:

LIBOR will be the offered rate appearing on the Reuters screen LIBOR page as of 11:00 a.m., London time, on the interest determination date, for deposits of the relevant index currency having the specified index maturity beginning on the relevant interest reset date. The applicable pricing supplement will indicate the index currency and the index maturity that apply to LIBOR notes.

➢	If the rate described above does not so appear on the Reuters screen LIBOR page, then LIBOR will be determined on the basis of the rates, at approximately 11:00 a.m., London time, on the interest determination date, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: deposits of the index currency having the specified index maturity, beginning on the relevant interest reset date, and in a representative amount. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the quotations.
➢	If fewer than two quotations are provided as described above, LIBOR for the interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 a.m., in the principal financial center for the country issuing the index currency, on that interest determination date, by three major banks in that principal financial center selected by the calculation agent: loans of the index currency having the specified index maturity, beginning on the relevant interest reset date, and in a representative amount.

➢	If fewer than three banks selected by the calculation agent are quoting as described above, LIBOR for the new interest period will be LIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Prime Rate

If you purchase prime rate notes, your Notes will bear interest at a base rate equal to the prime rate and may be adjusted by features specified, if any, in the applicable pricing supplement.

The “prime rate” means, for any interest determination date, the rate on that date as published in H.15(519) opposite the heading “Bank prime loan”.

The following procedures will be followed if the prime rate cannot be determined as described above:

➢	If the above rate does not appear in H.15(519) by 3:00 p.m., New York City time, on the relevant interest determination date, then the prime rate will be the rate on that interest determination date as published in H.15 Daily Update or another recognized electronic source opposite the heading “Bank Prime Loan”.
➢	If the rate is not published in either H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the interest determination date, then the calculation agent will determine the prime rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters screen USPRIME1 page as that bank’s prime rate or base lending rate as in effect as of 11:00 a.m., New York City time, for that interest determination date.
➢	If fewer than four of those rates appear on the Reuters screen USPRIME1 page by 3:00 p.m., New York City time, for that interest determination date, the calculation agent will determine the prime rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by at least three major banks in The City of New York, which may include affiliates of the agents, selected by the calculation agent, after consultation with us.
➢	If fewer than three major banks in The City of New York selected by the calculation agent are quoting as set forth above, the prime rate for that interest determination date will remain the prime rate for the immediately preceding interest period (or, in the case of the first reset date following the original issue date where an initial base rate was specified in the applicable pricing supplement, that initial base rate).

Base Rate Replacement

Notwithstanding anything to the contrary in this prospectus supplement, if the calculation agent determines prior to any interest determination date that the applicable base rate (a) has been discontinued or (b) does not, or whose administrator or sponsor does not, fulfill any legal or regulatory requirement applicable to such administrator, sponsor and/or applicable base rate, then the following provisions shall apply:

(A)	the calculation agent shall appoint an independent financial institution of international repute or other independent financial advisor experienced in the international capital markets, in each case, appointed by the calculation agent (an “independent advisor”) to determine in the independent advisor's discretion, in accordance with clause (D) below, an alternative rate to the applicable base rate (the "alternative base rate") no later than three business days prior to the interest determination date relating to the next succeeding interest period (such business day, the "independent advisor determination cut-off date", and such next succeeding interest period, the "affected interest period") for purposes of determining the floating rate of interest applicable to the affected interest period and all interest periods thereafter;
(B)	if prior to the independent advisor determination cut-off date the calculation agent is unable to appoint an independent advisor or the independent advisor appointed by the calculation agent fails to determine an alternative base rate in accordance with clause (D) below, then the calculation agent may determine, in accordance with clause (D) below, the alternative base rate for purposes of determining the floating rate of interest applicable to the affected interest period and all interest periods thereafter;

(C)	if clause (B) above applies and the calculation agent is unable or unwilling to determine the alternative base rate prior to the interest determination date relating to the affected interest period in accordance with clause (D) below, (1) the floating rate of interest applicable to the affected interest period shall be determined as at the last preceding interest determination date (through substituting, where a different spread is to be applied to the affected interest period from that which applied to the last preceding interest period, the spread relating to the affected interest period, in place of the spread relating to that last preceding interest period), or, in the case of the first interest period for Notes that have a fixed-to-floating interest rate, the floating interest rate for the floating interest period will be equal to the fixed rate of interest, and (2) with respect to the next succeeding interest period following the affected interest period, clauses (A), (B) and (C) shall apply for purposes of determining the base rate applicable to such succeeding interest period as if references to the affected interest period in such clauses were references to such succeeding interest period; provided, however, that, if this clause (C) applies to such succeeding interest period, the floating rate of interest for all future interest periods shall be the floating rate of interest applicable to such succeeding interest period as determined in accordance with this clause (C) unless (1) the calculation agent elects to determine an alternative base rate in respect of any such succeeding interest period and all interest periods thereafter in accordance with the processes set out in this section “—Base Rate Replacement” and (2) an alternative base rate is so determined;
(D)	in the case of any determination of an alternative base rate pursuant to clause (A) or (B) above, the alternative base rate shall be such rate as the independent advisor or the calculation agent, as applicable, determines has replaced the applicable base rate in customary market usage, or, if the independent advisor or the calculation agent, as applicable, determines that there is no such rate, such other rate as the independent advisor or the calculation agent determines is most comparable to the applicable base rate; and
(E)	if the independent advisor or the calculation agent determines an alternative base rate pursuant to clauses (A) or (B) above, respectively, and (D) above, the calculation agent, or the independent advisor following consultation with the calculation agent (as the case may be), shall also determine (i) the method for obtaining the alternative base rate, including the screen page on or source from which the alternative base rate appears or is obtained, (ii) whether to apply a spread, formula or methodology for calculating a spread applied to the alternative base rate in order to reduce or eliminate, to the extent reasonably practicable in the circumstances, any economic prejudice or benefit (as applicable) to holders as a result of the replacement of the applicable base rate with the alternative base rate (the “adjustment spread”) and, if so, determine the adjustment spread, which shall be recognized or acknowledged as being in customary market usage in international debt capital markets transactions which reference the applicable base rate, where such rate has been replaced by the alternative base rate, and (III) any alternative method for obtaining the alternative base rate if such rate is unavailable on the relevant interest determination date, which alternative method shall be consistent with any alternative base rate that has broad market support.

Special Rate Calculation Terms

In this section, we use several terms that have special meanings relevant to calculating floating interest rates. We define these terms as follows:

The term “designated CMT index maturity” means the index maturity for CMT rate notes and will be the original period to maturity of a U.S. treasury security — either 1, 2, 3, 5, 7, 10, 20 or 30 years — specified in the applicable pricing supplement. If no such original maturity period is so specified, the designated CMT index maturity will be 2 years.

The term “designated CMT Reuters screen page” means the Reuters screen page specified in the applicable pricing supplement that displays treasury constant maturities as reported in H.15(519). If no Reuters screen page is so specified, then the applicable page will be the Reuters screen FEDCMT page. If the Reuters screen FEDCMT page applies but the applicable pricing supplement does not specify whether the weekly or monthly average applies, the weekly average will apply.

The term “euro-zone” means, at any time, the region comprised of the member states of the European Economic and Monetary Union, or any successor union, that, as of that time, have adopted a single currency in accordance with the Treaty on European Union of February 1992, or any successor treaty.

“H.15(519)” means the weekly statistical release designated as such published by the Federal Reserve System Board of Governors, or its successor, available through the website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/H15/, or any successor site or publication.

“H.15 Daily Update” means the daily update of H.15(519), available through the website of the Board of Governors of the Federal Reserve System, at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

The term “index currency” means, with respect to LIBOR notes, the currency specified as such in the applicable pricing supplement. The index currency may be U.S. dollars or any other currency, and will be U.S. dollars unless another currency is specified in the applicable pricing supplement.

The term “index maturity” means, with respect to floating rate notes, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable pricing supplement.

The term “representative amount” means an amount that, in the calculation agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.

“Reuters screen” means the display on the Reuters 3000 Xtra service, or any successor or replacement service, on the page or pages specified in the applicable pricing supplement, or any successor or replacement page or pages on that service.

“Reuters screen EURIBOR01 page” means the display on the Reuters screen EURIBOR01 page or any replacement page or pages on which the euro-zone interbank rates of major banks for the relevant index maturity are displayed.

“Reuters screen LIBOR page” means the display on the Reuters screen LIBOR01 page or Reuters screen LIBOR02 page, as specified in the applicable pricing supplement, or any replacement page or pages on which London interbank rates of major banks for the relevant index currency are displayed.

“Reuters screen USPRIME1 page” means the display on the Reuters screen page titled “USPRIME1,” for the purpose of displaying prime rates or base lending rates of major U.S. banks.

If, when we use the terms “designated CMT Reuters screen page”, “H.15(519)”, “H.15 daily update”, “Reuters screen LIBOR page”, “Reuters screen USPRIME1 page”, “Reuters screen ICESWAP1 page”, “Reuters screen page 5” or “Reuters screen” generally, we refer to a particular heading(s) on any of those pages and those references include any successor or replacement heading(s) as determined by the calculation agent.

Reference Equity Indices

Valuation Date(s) or Observation Date(s)

Valuation date(s) for your Notes may be specified in the applicable pricing supplement, unless the calculation agent determines that a market disruption event has occurred or is continuing on any such day with respect to the reference asset or a basket asset, as applicable, the calculation agent may postpone the valuation date (including the final valuation date) for the disrupted reference asset or basket asset, as applicable, as described in the applicable pricing supplement, or in the case of a reference equity index, as described below.

For purposes of this prospectus supplement, valuation dates and observation dates shall herein be collectively referred to as “valuation dates”. Additionally, the last valuation date and the last observation date shall herein be collectively referred to as the “final valuation date”.

Averaging Dates

If the applicable pricing supplement specifies averaging dates, the calculation agent will determine your payment at maturity based on an averaging of the closing levels of a reference asset or reference basket as of each of the averaging dates. Averaging dates are subject to postponement if calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date or final observation date will be postponed as described below.

Trading Day

If your Notes are linked to a reference equity index, a “trading day” is a day, as determined by the calculation agent, on which trading is scheduled to be generally conducted on the primary U.S. exchange(s) or market(s) on which the underlying equity constituents of the reference equity index are listed or admitted for trading. With respect to any underlying equity constituents issued by a non-U.S. issuer that is listed or admitted for trading on a non-U.S. exchange or market, a day, as determined by the calculation agent, on which trading is scheduled to be generally conducted on the primary non-U.S. securities exchange(s) or market(s) on which such instrument is listed or admitted for trading.

Market Disruption Events for Reference Equity Indices

If specified in the applicable pricing supplement, the Notes may be linked to a reference equity index. The calculation agent will determine the closing level of the reference equity index on any applicable valuation dates. If the calculation agent determines that, on a valuation date, a market disruption event has occurred or is continuing with respect to the reference equity index, the valuation date for that offering of the Notes may be postponed by up to eight trading days. If such a postponement occurs, the calculation agent will determine the closing level for the reference equity index on the first trading day on which no market disruption event occurs or is continuing with respect to such reference equity index. If, however, the valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, the calculation agent will nevertheless determine the closing level on such day. In such an event, the calculation agent will estimate the closing level for the reference equity index that would have prevailed in the absence of the market disruption event.

Notwithstanding the occurrence of one or more of the events below, which may constitute a market disruption event, the calculation agent may waive its right to postpone a valuation date, if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the closing level of the reference equity index on such date.

If a particular offering of the Notes is linked to a reference basket comprised of more than one reference equity index, a market disruption event for a particular reference equity index will not necessarily be a market disruption event for another reference equity index included in such reference basket. If, on the originally scheduled valuation date, no market disruption event with respect to a particular reference equity index occurs or is continuing, then the determination of the closing level relating to such reference equity index will be made on the originally scheduled valuation date, irrespective of the occurrence of a market disruption event with respect to one or more of the other reference equity indices.

The calculation agent may also postpone the determination of the initial level of the reference equity index on the trade date specified in the applicable pricing supplement for each offering of the Notes, if it determines that a market disruption event has occurred or is continuing with respect to such reference equity index on that date. If the trade date is postponed, the calculation agent may adjust the final valuation date and maturity date to ensure that the stated term of that offering of the Notes remains the same.

A market disruption event for a particular offering of the Notes will not necessarily be a market disruption event for any other offering of the Notes.

In the case of Notes having an averaging date feature, to the extent a market disruption event occurs on a given averaging date, the averaging date for the disrupted reference equity index shall be the first succeeding valid date. If the first succeeding valid date in respect of the affected reference equity index has not occurred as of the close of trading on the eighth trading day immediately following the original date that, but for the occurrence of another averaging date or market disruption event, would have been the final averaging date in relation to the relevant valuation date, then (1) that eighth trading day shall be deemed to be the averaging date (irrespective of whether that eighth trading day is already an averaging date), and (2) the calculation agent shall determine the closing level for the reference equity index for that averaging date as specified above.

“Valid date” shall mean a trading day on which a market disruption event has not occurred and which is not a trading day otherwise scheduled to be an averaging date.

Interest shall not accrue on your Notes on days the calculation agent determines a market disruption event has occurred or is continuing. Consequently, any interest payable under the terms of the Notes that has been postponed pursuant to a market disruption event will be paid with the same effect as if paid on the originally scheduled interest payment date.

If a particular offering of the Notes is linked to a reference equity index, any of the following will be a market disruption event with respect to a particular reference equity index related to a particular offering of the Notes, in each case as determined by the calculation agent:

➢	a suspension, absence or material limitation of trading in a material number of underlying constituents (including without limitation any option or futures contract), for more than two hours of trading or during the one hour before the close of trading in the applicable market or markets for such underlying constituents;

➢	a suspension, absence or material limitation of trading in option or futures contracts relating to such reference equity index or to a material number of underlying constituents in the primary market or markets for those contracts;

➢	any event that disrupts or impairs the ability of market participants in general (i) to effect transactions in, or obtain market values for a material number of underlying constituents or (ii) to effect transactions in, or obtain market values for, futures or options contracts relating to such reference equity index or a material number of underlying constituents in the primary market or markets for those options or contracts;
➢	a change in the settlement price of any option or futures contract included in a reference equity index by an amount equal to the maximum permitted price change from the previous day’s settlement price;
➢	the settlement price is not published for any individual option or futures contract included in a reference equity index;
➢	a reference equity index is not published; or
➢	in any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or (2) effect trading in the underlying constituents and instruments linked to a reference equity index generally.

The following events will not be market disruption events with respect to any reference equity index:

➢	a limitation on the hours or numbers of days of trading on trading in options or futures contracts relating to such reference equity index or to a material number of underlying constituents in the primary market or markets for those contracts, but only if the limitation results from an announced change in the regular business hours of the applicable market or markets; and

➢	a decision to permanently discontinue trading in the option or futures contracts relating to a reference equity index, in any underlying constituents or in any option or futures contracts related to such underlying constituents.

For this purpose, an “absence of trading” in those options or futures contracts will not include any time when that market is itself closed for trading under ordinary circumstances.

Discontinuance of or Adjustments to a Reference Equity Index; Alteration of Method of Calculation

If any sponsor of a reference equity index (an “equity index sponsor”) discontinues publication of a reference equity index and the equity index sponsor or any other person or entity publishes a substitute index that the calculation agent determines is comparable to that index and approves the substitute index as a successor index, then the calculation agent will determine the levels of the affected index and the amounts payable, if any, under the terms of the Notes by reference to such successor index. To the extent necessary, the calculation agent will adjust those terms as necessary to ensure cross-comparability of the discontinued and successor index.

If the calculation agent determines that the publication of a reference equity index is discontinued and that there is no successor index on any date when the level of such reference equity index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks, physical commodities, options or futures contracts on physical commodities or another index or indices, as applicable, and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such reference equity index.

If the calculation agent determines that any underlying equity constituents or the method of calculating the reference equity index have been changed at any time in any respect that causes the level of the affected index not to fairly represent the level of that index had such changes not been made or that otherwise affects the calculation of the levels of the affected index or the amounts payable under the terms of the Notes, then the calculation agent may make adjustments in this method of calculating that index that it believes are appropriate to ensure that the level used to determine the amount payable on the maturity date is equitable. Examples of any such changes that may cause the calculation agent to make the foregoing adjustment include, but are not limited to, additions, deletions or substitutions and any reweighting or rebalancing of the underlying equity constituents, changes made by the equity index sponsor under its existing policies or following a modification of those policies, changes due to the publication of a successor index, changes due to events affecting one or more of the underlying equity constituents or their issuers or any other underlying equity constituents, as applicable, or changes due to any other reason. All determinations and adjustments to be made with respect to the levels of the affected index and the amounts payable, if any, under the terms of the Notes or otherwise relating to the level of the affected index will be made by the calculation agent.

USE OF PROCEEDS AND HEDGING

The net proceeds from the offering of the Notes will be used to provide funding for our operations and other general corporate purposes as described in the accompanying prospectus under “Use of Proceeds”. We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we and/or our affiliates expect to enter into hedging transactions involving purchases and sales of the underlying constituents, as applicable, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments on the underlying constituents, reference asset or basket assets, as applicable, prior to, on or after the applicable trade date. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. Consequently, with regard to your Notes, from time to time, we and/or our affiliates may:

➢	acquire or dispose of long or short positions in the underlying constituents, as applicable,
➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the price of the underlying constituents, reference asset or basket assets, as applicable;
➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of the underlying constituents, reference asset or basket assets, as applicable;
➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of other similar market indices or other assets; or
➢	any combination of the above four.

We and/or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We and/or our affiliates may close out our or their hedge position relating to the Notes during the term of your Notes. That step may involve sales or purchases of the instruments described above. No holder of the Notes will have any rights or interest in our or any affiliates’ hedging activity or any positions we or our affiliates may take in connection with any hedging activity.

The hedging activity discussed above may adversely affect the market value of your Notes from time to time and the amounts payable, if any, under the terms of your Notes. See the “Risk Factors” section of this prospectus supplement for a discussion of these adverse effects.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The U.S. federal income tax consequences of an investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of how certain Notes should be treated for U.S. federal income tax purposes and we do not plan to request a ruling from the Internal Revenue Service (“IRS”). The following is a general description of certain material U.S. federal income tax consequences of the ownership and disposition of the Notes and does not purport to be a complete analysis of all tax considerations relating to the Notes. This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. The applicable pricing supplement will contain a further discussion of the U.S. federal income tax consequences applicable to that offering of Notes, which may differ from the discussion herein. The summary of the U.S. federal income tax consequences contained in the applicable pricing supplement supersedes the following summary to the extent it is inconsistent therewith. Prospective purchasers of the Notes are urged to read the discussion in the applicable pricing supplement relating to their Notes and to consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the federal, state, and local tax laws of the U.S. of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts, in each case as applicable, under the Notes.

This discussion applies to investors that acquire the Notes upon initial issuance and hold the Notes as capital assets for U.S. federal income tax purposes. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, including alternative minimum tax consequences and does not address the different tax consequences that apply to holders that are members of a class of holders subject to special rules, such as:

➢	a dealer in securities or currencies,
➢	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings,
➢	a financial institution or a bank,
➢	a regulated investment company, real estate investment trust or a common trust fund,
➢	a life insurance company,
➢	a tax-exempt organization including an “individual retirement account” or “Roth IRA”, as defined in Section 408 or 408A of the Code, respectively,
➢	a person that owns Notes as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the Notes or a “wash sale” with respect to the Notes or any underlying assets,
➢	a former citizen or resident of the U.S.,
➢	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or

➢	taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

Prospective investors considering the purchase of a Note should consult their tax advisors concerning the application of the U.S. federal income tax laws to their particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdictions.

Except as discussed under “— Non-U.S. Holders” below, this discussion is only applicable to U.S. holders. For purposes of this summary, a U.S. holder is a beneficial owner of a Note that is: (i) an individual who is a citizen or a resident of the U.S. for U.S. federal income tax purposes, (ii) a domestic corporation or other entity that is treated as a corporation for U.S. federal income tax purposes and is created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons for U.S. federal income tax purposes have the authority to control all substantial decisions of the trust. For purposes of this summary, a “non-U.S. holder” is a beneficial owner of a Note that is: (i) a nonresident alien individual for U.S. federal income tax purposes, (ii) a foreign corporation for U.S. federal income tax purposes; or (iii) an estate or trust whose income is not subject to U.S. federal income tax on a net income basis.

An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Notes.

This discussion does not address Notes linked to, or denominated in, one or more foreign currencies the tax treatment of which will be specified in the applicable pricing supplement. Additionally, this summary does not address all the U.S. federal income tax consequences of the ownership or disposition of any underlying asset or other property that a holder may receive at maturity or otherwise pursuant to the terms of certain offerings of the Notes and each holder should consult its tax advisor regarding the potential U.S. federal income tax consequences of the ownership and disposition of any underlying asset.

For purposes of the discussion below, references to “the Notes”, means an offering of Notes for which the applicable pricing supplement states that the treatment of such Notes is the treatment discussed under the relevant subheading. The applicable pricing supplement may indicate other issues applicable to a particular Note.

Notwithstanding the rules described below, it should be noted that, under newly enacted law that is effective for tax years beginning after December 31, 2017 (or, in the case of original issue discount, for tax years beginning after December 31, 2018), certain taxpayers that are required to prepare certified financial statements or file financial statements with certain regulatory or governmental agencies may be required to recognize income, gain and loss with respect to the Notes at the time that such income, gain or loss is recognized on such financial statements instead of under the rules described below.

Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes

We may treat certain offerings of Notes as indebtedness for U.S. federal income tax purposes. The applicable pricing supplement will indicate whether we intend to treat a Note as indebtedness for U.S. federal income tax purposes. This section describes the principal U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of a Note that we intend to treat as indebtedness for U.S. federal income tax purposes.

Payments of Interest

Except as described below in the case of interest on a discount Note that is not qualified stated interest, each as defined below under “— Original Issue Discount — General,” holders will be taxed on any interest on the Notes as ordinary income at the time the interest is received or the interest accrues, depending on each holder’s method of accounting for U.S. federal income tax purposes.

Original Issue Discount

General.

The following is a summary of the principal U.S. federal income tax consequences of the ownership of Notes having original issue discount (“OID”).

A Note will have OID for U.S. federal income tax purposes if (i) its “issue price” is less than its “stated redemption price at maturity” by more than a de minimis amount, as discussed below and (ii) it has a term of more than one year.

The issue price of a Note is generally the first price at which a substantial amount of the “issue” of Notes is sold to the public for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), excluding pre-issuance accrued interest (as discussed below under “— Pre-Issuance Accrued Interest”).

The “stated redemption price at maturity” of a Note is generally the total amount of all payments provided by the Note other than “qualified stated interest” payments.

Qualified stated interest is generally stated interest that is “unconditionally payable” in cash or property (other than debt instruments of the issuer) at least annually either at a single fixed rate, or a “qualifying variable rate” (as described below). Qualified stated interest is taxable to a holder when accrued or received in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes.

Interest is considered unconditionally payable only if reasonable legal remedies exist to compel timely payment or the Note otherwise provides terms and conditions that make the likelihood of late payment (other than a late payment within a reasonable grace period) or non-payment a remote contingency. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between stated interest payments. Thus, if the interval between payments varies during the term of the instrument, the value of the fixed rate on which payment is based generally must be adjusted to reflect a compounding assumption consistent with the length of the interval preceding the payment.

Notes having “de minimis OID” generally will be treated as not having OID unless a holder elects to treat all interest on the Note as OID. See “—Election to Treat All Interest and Discount as Original Issue Discount (Constant Yield Method).” A Note will be considered to have “de minimis OID” if the difference between its stated redemption price at maturity and its issue price is less than the product of 0.25 percent of the stated redemption price at maturity and the number of complete years from the issue date to maturity (or the weighted average maturity in the case of a Note that provides for payment of an amount other than qualified stated interest before maturity).

Holders of Notes having OID will be required to include OID in gross income for U.S. federal income tax purposes as it accrues (regardless of the holders’ method of accounting), which may be in advance of receipt of the cash attributable to such income. OID accrues under the constant yield method, based on a compounded yield to maturity, as described below. Accordingly, holders of Notes having OID will generally be required to include in income increasingly greater amounts of OID in successive accrual periods.

The annual amount of OID includible in income by the initial holder of a Note having OID will equal the sum of the “daily portions” of the OID with respect to the Note for each day on which the holder held the Note during the taxable year. Generally, the daily portions of OID are determined by allocating to each day in an “accrual period” the ratable portion of OID allocable to the accrual period. The term “accrual period” means an interval of time with respect to which the accrual of OID is measured, and which may vary in length over the term of the Note provided that each accrual period is no longer than one year and each scheduled payment of principal, interest, or any other amount occurs on either the first or last day of an accrual period.

The amount of OID allocable to an accrual period will be the excess of:

➢	the product of the “adjusted issue price” of the Note at the commencement of the accrual period and its “yield to maturity” over

➢	the amount of any qualified stated interest payments allocable to the accrual period.

The adjusted issue price of a Note at the beginning of the first accrual period is its issue price and, on any day thereafter, it is the sum of the issue price and the amount of OID previously includible in the gross income of the holder (without regard to any “acquisition premium” as described below under “— Notes Purchased at a Market Discount or Premium”), reduced by the amount of any payment other than a payment of qualified stated interest previously made on the Note. If an interval between payments of qualified stated interest contains more than one accrual period, the amount of qualified stated interest that is payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated on a pro-rata basis to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval is increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but is not payable until the end of the interval. The yield to maturity of a Note is the yield to maturity computed on the basis of compounding at the end of each accrual period properly adjusted for the length of the particular accrual period. If all accrual periods are of equal length except for a shorter initial and/or final accrual period(s), the amount of OID allocable to the initial period may be computed using any reasonable method; however, the OID allocable to the final accrual period will always be the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period.

Pre-Issuance Accrued Interest

If (i) a portion of the initial purchase price of a Note is attributable to pre-issuance accrued interest, (ii) the first stated interest payment on the Note is to be made within one year of the Note’s issue date, and (iii) the payment will equal or exceed the amount of pre-issuance accrued interest, then the holder may compute the issue price of the Note by subtracting the amount of the pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Note.

Notes Subject to Call or Put Options

For purposes of calculating the yield and maturity of a Note subject to an option, in general, a call option held by us is presumed exercised if, upon exercise, the yield on the Note would be less than it would have been had the option not been exercised, and a put option held by a holder is presumed exercised if, upon exercise, the yield on the Note would be more than it would have been had the option not been exercised. The effect of this rule generally may accelerate or defer the inclusion of OID in the income of a holder whose Note is subject to a put option or a call option, as compared to a Note that does not have such an option. If any option that is presumed to be exercised is not in fact exercised, the Note will be treated as reissued solely for purposes of the OID rules on the date of presumed exercise for an amount equal to its adjusted issue price on that date. The deemed reissuance will have the effect of redetermining the Note’s yield and maturity for OID purposes and any related subsequent accruals of OID.

Notes With a Payment Schedule that is Significantly More Likely Than Not to Occur

If (i) a Note provides for alternative payment schedules applicable upon the occurrence of one or more contingencies, (ii) the timing and amounts of the payments that comprise each payment schedule on a Note are known as of the issue date, and (iii) it is determined that one of the payment schedules is significantly more likely than not to occur, then that Note may be subject to special rules under which a holder must determine the yield and maturity of the Note by assuming that the payments will be made according to the payment schedule most likely to occur. The applicable pricing supplement will indicate whether we intend to treat a Note as subject to these special rules.

Notes Purchased at a Market Discount or Premium

Market Discount.

If a holder purchases a Note, other than a CPDI or a Short-Term Note, discussed under “—Short-Term Notes” below, for an amount that is less than its stated redemption price at maturity or, in the case of a Note having OID, less than its revised issue price (which is the sum of the issue price of the Note and the aggregate amount of the OID previously includible in the gross income of any holder (without regard to any acquisition premium)), the amount of the difference generally will be treated as market discount for U.S. federal income tax purposes. (It is possible that a holder may purchase a Note at original issuance for an amount that is different than its issue price.) The amount of any market discount generally will be treated as de minimis and disregarded if it is less than the product of 0.25 percent of the stated redemption price at maturity of the Note and the number of complete years to maturity (or the weighted average maturity in the case a Note paying any amount other than qualified stated interest prior to maturity).

Under the market discount rules, a holder is required to treat any principal payment on (or, in the case of a Note having OID, any payment that does not constitute qualified stated interest), or any gain on the taxable disposition of a Note as ordinary income to the extent of any accrued market discount that has not previously been included in income. If the Note is disposed of in a nontaxable transaction (other than certain specified nonrecognition transactions), accrued market discount will be includible as ordinary income to the holder as if the holder had sold the Note at its then fair market value. In addition, the holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the Note.

Market discount accrues ratably during the period from the date of acquisition to the maturity of a Note, unless the holder elects to accrue it under the constant yield method. A holder of a Note may elect to include market discount in income currently as it accrues (either ratably or under the constant yield method), in which case the rule described above regarding deferral of interest deductions will not apply. The election to include market discount currently applies to all market discount obligations acquired during or after the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If an election is made to include market discount in income currently, the basis of the Note in the hands of the holder will be increased by the market discount thereon as it is included in income.

Acquisition Premium.

A holder that purchases a Note having OID, other than a CPDI or a Short-Term Note, for an amount exceeding its “adjusted issue price” (which is described above under “— Original Issue Discount”) and less than or equal to the sum of all remaining amounts payable on the Note other than payments of qualified stated interest will be treated as having purchased the Note with acquisition premium. The amount of OID which the holder must include in gross income with respect to such Note will be reduced in the proportion that the excess bears to the OID remaining to be accrued as of the Note’s acquisition and ending on the stated maturity date. Rather than apply the above fraction, the holder that elects to treat all interest as OID would treat the purchase at an acquisition premium as a purchase at an original issuance and calculate OID accruals on a constant yield to maturity, as further discussed below under “—Election to Treat All Interest and Discount as Original Issue Discount (Constant Yield Method)”.

Bond Premium.

A holder that acquires a Note, other than a CPDI or a Short-Term Note, for an amount that is greater than the sum of all remaining amounts payable on the Note other than payments of qualified stated interest will be treated as having purchased the Note at a bond premium, and will not be required to include any OID in income. A holder generally may elect to amortize bond premium. The election to amortize bond premium must be made with a timely-filed federal income tax return for the first taxable year to which the holder wishes the election to apply.

If bond premium is amortized, the amount of interest that must be included in the holder’s income for each period ending on an interest payment date or on stated maturity, as the case may be, will be reduced by the portion of bond premium allocable to such period based on the Note’s yield to maturity (or, in certain circumstances, until an earlier call date) determined by using the holder’s adjusted tax basis in the Note, compounding at the close of each accrual period. If the bond premium allocable to an accrual period is in excess of qualified stated interest allocable to that period, the excess may be deducted to the extent of prior income inclusions and is then carried to the next accrual period and offsets qualified stated interest in such period. If a holder elects to amortize bond premium, that holder must reduce its basis in the Notes by the amount of the premium amortized in any year. If an election to amortize bond premium is not made, a holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will receive a tax benefit from the premium only in computing its gain or loss upon the taxable disposition or payment of the principal amount of the Note.

An election to amortize bond premium will apply to amortizable bond premium on all Notes and other bonds, the interest on which is includible in the holder’s gross income, held at the beginning of the holder’s first taxable year to which the election applies or thereafter acquired, and may be revoked only with the consent of the IRS. The election to treat all interest as OID is treated as an election to amortize premium. Special rules may apply if a Note is subject to a call prior to maturity at a price in excess of its stated redemption price at maturity.

Election to Treat All Interest and Discount as Original Issue Discount (Constant Yield Method)

A holder of a Note may elect to include in income all interest and discount (including de minimis OID and de minimis market discount), as adjusted by any premium with respect to the Note, based on a constant yield method, which is described above under “— Original Issue Discount”. The election is made for the taxable year in which the holder acquired the Note, and it may not be revoked without the consent of the IRS. If such election is made with respect to a Note having market discount, the holder will be deemed to have elected currently to include market discount on a constant yield basis with respect to all debt instruments having market discount acquired during the year of election or thereafter. If made with respect to a Note having amortizable bond premium, the holder will be deemed to have made an election to amortize premium generally with respect to all debt instruments having amortizable bond premium held by the holder during the year of election or thereafter.

Variable Rate Debt Instruments

A Note that qualifies as a “variable rate debt instrument” will be subject to the rules described below and will not be treated as a “contingent payment debt instrument” described in the following section. A Note will be treated as a variable rate debt instrument if:

➢	the issue price of the Note does not exceed the total amount of noncontingent principal payments on the Note by more than the product of such principal payments and the lesser of (i) 15 percent or (ii) the product of 1.5 percent and the number of complete years in the Note’s term (or its weighted average maturity in the case of a Note that is an installment obligation), and
➢	the Note does not provide for any stated interest other than stated interest paid or compounded at least annually at a qualifying variable rate which is (i) one or more “qualified floating rates,” (ii) a single fixed rate and one or more qualified floating rates, (iii) a “single objective rate,” or (iv) a single fixed rate and a single objective rate that is a “qualified inverse floating rate” (each as described below).

For purposes of determining if a Note is a variable rate debt instrument, a qualified floating rate is a variable rate whose variations can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated and is set at a “current rate.” A qualified floating rate (or objective rate, as described below) must be set at a current value of that rate. A current value is the value of the variable rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that day.

A multiple of a qualified floating rate is generally not a qualified floating rate, unless the variable rate is either:

➢	a product of a qualified floating rate times a fixed multiple greater than 0.65 but not more than 1.35, or
➢	a product of a qualified floating rate times a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate.

Certain combinations of rates are treated as a single qualified floating rate, including (i) interest stated at a fixed rate for an initial period of one year or less followed by a qualified floating rate (or objective rate) if the value of the floating rate at the issue date is intended to approximate the fixed rate, and (ii) two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Note. A combination of these rates is generally treated as a single qualified floating rate if the values of all rates on the issue date are within 0.25 percentage points of each other. A variable rate that is subject to an interest rate cap, floor, governor or similar restriction on rate adjustment is treated as a qualified floating rate only if the restriction is fixed throughout the term of the Note, and is not reasonably expected as of the issue date to cause the yield on the Note to differ significantly from its expected yield absent the restriction.

An objective rate is defined as a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information (other than a rate based on information that is within the control of the issuer or an affiliate or that is unique to the circumstances of the issuer or an affiliate). The IRS may designate other variable rates that will be treated as objective rates. However, a variable rate is not an objective rate if it is reasonably expected that the average value of the rate during the first half of the Note’s term will differ significantly from the average value of such rate during the final half of its term. A combination of a fixed rate of stated interest for an initial period of one year or less followed by an objective rate is treated as a single objective rate if the value of the objective rate at the issue date is intended to approximate the fixed rate; such a combination of rates is generally treated as a single objective rate if the objective rate on the issue date does not differ from the fixed rate by more than 0.25 percentage points. An objective rate is a qualified inverse floating rate if it is equal to a fixed rate reduced by a qualified floating rate, the variations in which can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate (disregarding permissible rate caps, floors, governors and similar restrictions as those discussed above).

If a Note is a variable rate debt instrument, special rules apply to determine the amount of qualified stated interest and the amount and accrual of any OID. If the Note bears interest that is unconditionally payable or compounds at least annually at a single qualified floating rate or objective rate, all stated interest is treated as qualified stated interest. The accrual of any OID is determined by assuming the Note bears interest at a fixed interest rate equal to the issue date value of the qualified floating rate or qualified inverse floating rate or, in the case of any other objective rate, a fixed internal rate that is equal to the reasonably expected yield for the Note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period.

If the Note bears interest at a qualifying variable rate other than a single qualified floating rate or objective rate, the amount and accrual of OID generally are determined by (i) determining a fixed rate substitute for each variable rate as described in the preceding paragraph, (ii) determining the amount of qualified stated interest and OID by assuming the Note bears interest at those substitute fixed rates and (iii) making appropriate adjustments to the qualified stated interest and OID so determined for actual interest rates under the Note. However, if that qualifying variable rate includes a fixed rate, the Note is generally treated for purposes of applying clause (i) of the preceding sentence as if it provided for an assumed qualified floating rate (or qualified inverse floating rate if the actual variable rate is a qualified inverse floating rate) that would cause the Note to have approximately the same fair market value, and the rate is used in lieu of the fixed rate.

Notes bearing interest at a variable rate and having a term in excess of one year (i) that do not bear interest at a qualifying variable rate, (ii) that have contingent principal payments or (iii) that have an issue price that exceeds the noncontingent principal payments by more than the allowable amount are treated as “contingent payment debt instruments,” as described below.

Contingent Payment Debt Instruments

Notes that provide for a variable rate of interest but that do not qualify as variable rate debt instruments are treated as contingent payment debt instruments (“CPDIs”). If a CPDI is issued for cash or publicly traded property, OID is determined and accrued under the “noncontingent bond method.”

Under the noncontingent bond method, for each accrual period, holders of the Notes accrue OID equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the Notes at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a holder for each day in the accrual period on which the holder holds the CPDI, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method may result in recognition of income prior to the receipt of cash.

In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including level of subordination, term, timing of payments, and general market conditions. For example, if a hedge of the CPDI is available that, if integrated with the CPDI, would produce a “synthetic debt instrument” with a specific yield to maturity, the comparable yield will be equal to the yield of the synthetic debt instrument. However, if such a hedge is not available, but similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the issue date and the spread. The applicable pricing supplement will either provide such comparable yield, or the name or title and address or telephone number of our representative who will provide such comparable yield.

The adjusted issue price at the beginning of each accrual period is generally equal to the issue price of the Note plus the amount of OID previously includible in the gross income of the holder less any noncontingent payment and the projected amount of any contingent payment contained in the projected payment schedule (as described below) previously made on the CPDI. If a Note provides for noncontingent payments that exceed the amount that a holder would be required to accrue (without regard to any negative or positive adjustments), we intend to treat the excess as a nontaxable return of principal that will, in turn, reduce the “adjusted issue price” of the Notes.

In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes all noncontingent payments, and projected amounts for each contingent payment to be made under the CPDI that are adjusted to produce the comparable yield. The applicable pricing supplement will either provide such projected payment schedule, or the name or title and address or telephone number of our representative who will provide such projected payment schedule. The projected payment schedule remains fixed throughout the term of the CPDI. A holder is required to use our projected payment schedule to determine its interest accruals and adjustments, unless the holder determines that our projected payment schedule is unreasonable, in which case the holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount(s) that we will pay on a Note.

If the actual amounts of contingent payments are different from the amounts reflected in the projected payment schedule, a holder is required to make adjustments in its OID accruals under the noncontingent bond method described above when those amounts are paid. Adjustments arising from contingent payments that are greater than the assumed amounts of those payments are referred to as “positive adjustments”; adjustments arising from contingent payments that are less than the assumed amounts are referred to as “negative adjustments.” Positive and negative adjustments are netted for each taxable year with respect to each Note. Any net positive adjustment for a taxable year is treated as additional OID income of the holder. Any net negative adjustment reduces any OID on the Note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the holder to the extent of OID accrued in prior years. The balance, if any, is treated as a negative adjustment in subsequent taxable years and, to the extent that it has not previously been taken into account, reduces the amount realized upon a taxable disposition of the Note.

If all or a portion of the holder’s payment at maturity becomes fixed and determinable at any time more than six months prior to the maturity date, a holder may be required to take into account a positive or negative adjustment on the date the payment becomes fixed and determinable. If the payment on the maturity date is certain to be greater than the contingent payment for the maturity date that is reflected on the projected payment schedule, the holder may be required to treat the difference between the net present value of the payment that is certain to be paid on the maturity date and the net present value of the contingent payment for the maturity date that is reflected on the projected payment schedule (each net present value determined by discounting the amount to the date on which the payment at maturity becomes fixed) as a positive adjustment that is recognized on that date. In this event, if that date is prior to the taxable year that includes the maturity date, the taxable amount will exceed the amount that would have been included in income in the year had the positive adjustment not occurred and will exceed the cash payments on the Note in that year. In addition, in this event, the projected contingent payment for the maturity date that is reflected in the projected payment schedule will be increased by the absolute difference between the payment that is certain to be paid on the maturity date and the contingent payment for the maturity date that is reflected on the projected payment schedule. If, on the other hand, the payment that is certain to be paid on the maturity date is less than the contingent payment for the maturity date that is reflected on the projected payment schedule, then a holder may be permitted to treat the difference between the net present value of the payment that is certain to be paid on the maturity date and the net present value of the contingent payment for the maturity date that is reflected on the projected payment schedule (each net present value determined by discounting the amount to the date on which the payment at maturity becomes fixed) as a negative adjustment that is recognized on that date, treated as described above. In addition, in this event, the projected contingent payment for the maturity date that is reflected in the projected payment schedule would be decreased by the absolute difference between the payment that is certain to be paid on the maturity date and the contingent payment that is reflected in the projected payment schedule. However, the ability of holders to claim the ordinary loss is not free from doubt.

In general, a holder’s basis in a CPDI is increased by the projected contingent payments accrued by the holder under the projected payment schedule (as determined without regard to adjustments made to reflect differences between actual and projected payments) and reduced by the amount of any non-contingent payments and the projected amount of any contingent payments previously made. Gain on the taxable disposition of a CPDI is generally treated as ordinary income. Loss, on the other hand, is treated as ordinary only to the extent of the holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the holder as an ordinary loss) and capital to the extent in excess thereof. The deductibility of a capital loss realized on the taxable disposition of a Note is subject to limitations.

A holder that purchases a Note for an amount other than the issue price of the Note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the holder’s basis in the Note. Reports to holders may not include these adjustments. Holders that purchase Notes at other than the issue price should consult their tax advisors regarding these adjustments.

Prospective investors should consult their tax advisors with respect to the application of the CPDI provisions to Notes.

Short-Term Notes

A Note treated as indebtedness for U.S. federal income tax purposes that has a maturity of one year or less from the date of its issuance is a “Short-Term Note.” A Short-Term Note will be acquired with “acquisition discount” equal to all payments under the Note over the holder’s basis in the Short-Term Note. Holders that report income for U.S. federal income tax purposes on the accrual method and certain other holders are required to include OID (equal to the difference between all payments on the Short-Term Note over its issue price) in income or, if the holder elects, acquisition discount with respect to a Short-Term Note. OID or acquisition discount on Short-Term Notes is accrued on a straight-line basis, unless an irrevocable election with respect to the Short-Term Note is made to accrue the OID or acquisition discount under the constant yield method based on daily compounding.

In general, an individual or other cash method holder of a Short-Term Note is not required to accrue OID or acquisition discount with respect to the Short-Term Note unless the holder elects to do so. This election applies to all Short-Term Notes acquired by the holder during the first taxable year for which the election is made, and all subsequent taxable years of the holder, unless the IRS consents to a revocation. In the case of a holder that is not required and does not elect to include OID in income currently, any gain realized on the taxable disposition of a Short-Term Note is treated as ordinary income to the extent of the OID which had accrued on a straight-line basis (or, if elected, under the constant yield method based on daily compounding) through the date of taxable disposition, and the holder will be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry such Short-Term Notes in an amount not exceeding the accrued OID (determined on a ratable basis, unless the holder elects to use a constant yield basis) on the Short-Term Note, until the OID is recognized.

In general, the treatment of accrual method holders and cash method holders that elect to accrue discount currently on Short-Term Notes that provide for contingent interest payments is uncertain. Under one approach, the holder would wait until the maturity of a Short-Term Note to accrue the discount, even if the term of the Short-Term Note spans a taxable year. Under another approach, a holder would apply rules analogous to the rules that apply to CPDIs as described above under “—Contingent Payment Debt Instruments” and would accrue acquisition discount at our comparable yield (i.e., the yield at which we would issue a fixed-rate noncontingent debt instrument with terms and conditions similar to those of the Short-Term Notes). Under this approach, if the actual contingent interest payment received is less than the accrued discount based on the comparable yield, then the holder would first reduce the acquisition discount accrued for the year in which the contingent interest payment is paid, and any remainder of the difference between the accrued discount and the actual contingent payment would be treated as an ordinary loss. Other approaches may be possible. Prospective investors that are accrual method holders or cash method holders that elect to accrue the discount currently should consult with their tax advisors regarding the appropriate method of accruing the discount on Short-Term Notes that provide for contingent interest payments. Although not entirely clear, it is possible that cash method holders that do not elect to accrue the discount currently should include contingent payments on Short-Term Notes in income upon receipt. Such cash method holders should consult their tax advisors regarding this possibility.

Amortizing Notes

Payments received pursuant to an amortizing Note may consist of both a principal and an interest component. The principal component will generally constitute a tax-free return of capital that will reduce a holder’s adjusted tax basis in the Note.

Taxable Disposition of the Notes

Upon the taxable disposition of a Note (including but not limited to disposition by sale, exchange, redemption, or repayment of principal at maturity), a holder will generally recognize taxable gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued but untaxed interest) and (ii) the holder’s adjusted tax basis in the Note. A holder’s adjusted tax basis in a Note generally will equal the cost of the Note (net of accrued interest) to the holder, increased by amounts includible in income as OID or market discount (if the holder elects to include market discount in income on a current basis) and reduced by any amortized bond premium and any payments (other than payments of qualified stated interest) made on such Note.

Because the Note is held as a capital asset, such gain or loss (except to the extent that the market discount rules or the rules relating to Short-Term Notes or CPDIs otherwise provide) will generally constitute capital gain or loss. Capital gains of individual taxpayers from the taxable disposition of a Note held for more than one year may be eligible for reduced rates of taxation. The deductibility of a capital loss realized on the taxable disposition of a Note is subject to limitations.

Certain Other Debt Notes

The applicable pricing supplement will discuss the material U.S. federal income tax rules with respect to the certain debt securities, including Notes that provide for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies relating to payments of interest or of principal.

Notes Treated as Prepaid Derivatives or Prepaid Forwards

Tax Treatment

In the case of certain principal-at-risk linked Notes, we may treat certain of such Notes as prepaid forward contracts or prepaid derivative contracts for U.S. federal income tax purposes. The applicable pricing supplement will indicate whether we intend to treat a Note as a prepaid forward contract or prepaid derivative contract for U.S. federal income tax purposes. This section describes the principal federal income tax consequences of the purchase, beneficial ownership and disposition of a Note that we intend to treat as a prepaid forward contract or prepaid derivative contract for U.S. federal income tax purposes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of Notes with terms that are substantially the same as those described in this section. Accordingly, the proper U.S. federal income tax treatment of the Notes described in this section is uncertain. Under one approach, the Notes would be treated as prepaid forward contracts or prepaid derivative contracts with respect to the underlying asset. We intend to treat each Note described in this section consistently with this approach, and pursuant to the terms of the Notes, each holder agrees to such treatment for all U.S. federal income tax purposes. Except for the possible alternative treatments described below, the balance of this summary assumes that the Notes described in this section are so treated.

Under this treatment, subject to the discussion below under “— Notes Treated as Income-Bearing Prepaid Derivatives or Prepaid Forwards”, a holder should generally not accrue any income with respect to the Notes during the term of the Notes until a taxable disposition of the Notes and should generally recognize gain or loss upon a taxable disposition of the Notes in an amount equal to the difference between the amount realized at such time and its tax basis in the Notes. Such gain or loss should generally be long-term capital gain or loss if the Notes have been held for more than one year (otherwise, such gain or loss would be short-term capital gain or loss if held for one year or less). In general, a holder’s tax basis in the Notes will be equal to the price paid for them. The deductibility of capital losses is subject to limitations.

In the case of Notes so treated, there are risks that such Notes could be subject to an alternative characterization by the IRS.

Notes Treated as Income-Bearing Prepaid Derivatives or Prepaid Forwards

Tax Treatment

Consistent with the tax characterization set forth above under “— Notes Treated as Prepaid Derivatives or Prepaid Forwards — Tax Treatment”, a holder should generally realize gain or loss on the taxable disposition of the Notes in an amount equal to the difference between the amount realized (other than pursuant to a coupon or any amount attributable to any accrued but unpaid coupon) at such time and its tax basis in the Notes. A holder’s tax basis in the Notes should generally be the price paid for the Notes. Such recognized gain or loss should generally be long-term capital gain or loss if the Notes have been held for more than one year (otherwise, such gain or loss would be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received upon the taxable disposition of the Notes that could be attributed to an accrued but unpaid coupon, could be treated as ordinary income.

Tax Treatment of Coupons

We intend to treat coupons paid on the Notes (including any coupons paid on or with respect to the scheduled expiration date) as ordinary income includable in income in accordance with each holder’s regular method of accounting for U.S. federal income tax purposes.

Notes Treated as Investment Units Containing a Debt Instrument and a Put Option Contract

Tax Treatment

We may treat certain offerings of Notes as an investment unit consisting of (i) a non-contingent payment debt instrument issued by us to a holder (the “Debt Portion”) and (ii) a put option contract (the “Put Option”) in respect of an underlying asset, which that holder entered into with us on the trade date as part of its initial investment in the Notes for U.S. federal income tax purposes. The applicable pricing supplement will indicate whether we intend to treat a Note in this manner for U.S. federal income tax purposes. This section describes the principal federal income tax consequences of the purchase, beneficial ownership and disposition of a Note that we intend to treat as an investment unit consisting of a Debt Portion and a Put Option for U.S. federal income tax purposes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the treatment for federal income tax purposes of Notes with terms that are substantially the same as those described in this section. Accordingly, the proper federal income tax treatment of the Notes described in this section is uncertain. Under one approach, the Notes would be treated as an investment unit consisting of a Debt Portion and a Put Option with respect to the underlying asset. We intend to treat each Note described in this section consistently with this approach, and pursuant to the terms of the Notes, each holder agrees to that treatment for all U.S. federal income tax purposes. Except for the possible alternative treatments described below, the balance of this summary assumes that the Notes described in this section are so treated.

Tax Treatment of Coupons

If the Notes are properly treated as an investment unit consisting of a Debt Portion and Put Option, the Debt Portion of the Notes would likely be treated as having been issued for the principal amount of the Notes and coupons on the Notes would likely be treated in part as payments of interest with respect to the Debt Portion and in part as premium payments for the Put Option. The applicable pricing supplement for each offering of Notes will specify the portion of each coupon that will be allocated to interest on the Debt Portion and to premium on the Put Option.

If the Notes have a term of greater than one year, amounts treated as interest on the Debt Portion would be includible in income in accordance with each holder’s regular method of accounting for interest for U.S. federal income tax purposes. If the Notes have a term of one year or less, amounts treated as interest on the Debt Portion are likely to be subject to the general rules governing interest payments on short-term notes and therefore would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers that elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently are likely to be required to include interest into income upon receipt of such interest. Amounts treated as premium payments for the Put Option are likely to be initially deferred from inclusion in income and would either be included in income as short-term capital gain upon the maturity of the Notes (regardless of the holder’s actual holding period) or would reduce the tax basis of any amounts received upon the taxable disposition of the Notes. Except as otherwise noted, the discussion below assumes that the payments for the Put Option component will be so treated.

Tax Treatment of Notes upon Scheduled Expiration

The final coupon received upon the scheduled expiration of the Notes would be taxable as described above under “— Tax Treatment of Coupons”. If the Notes provide for physical settlement upon scheduled expiration, a payment in shares of an underlying asset upon the scheduled expiration of the Notes is likely to be treated as (i) payment in full of the principal amount of the Debt Portion, which does not result in the recognition of gain or loss to a holder of the Notes and (ii) the deemed exercise by us of the Put Option with such holder’s purchase of the relevant underlying asset for an amount equal to the principal amount of the Notes. A holder’s U.S. federal income tax basis in any underlying asset received would equal the principal amount of the Notes less the total amount of payments received for the Put Option and previously deferred as described above.

If the Notes provide for physical settlement, a holder should generally not recognize gain or loss with respect to any underlying asset received upon scheduled expiration of the Notes (other than with respect to cash received in lieu of a fractional share, if any). Consistent with this position, a holder should have an aggregate tax basis in the underlying asset (including any fractional share for which cash is received) equal to its adjusted tax basis in the Notes and should have a holding period in the underlying asset beginning on the day after receipt. With respect to any cash received in lieu of a fractional share of the underlying asset, such holder should recognize capital gain or loss in an amount equal to the difference between the amount of that cash and the tax basis allocable to the fractional share. Alternatively, it is possible that receipt of shares of an underlying asset is treated as a taxable settlement of the Notes followed by a purchase of the shares of the underlying asset pursuant to the original terms of the Notes. If the receipt of shares of an underlying asset is so treated, a holder should (i) recognize capital gain or loss equal to the fair market value of the shares received at such time plus the cash received in lieu of a fractional share, if any, and the amount paid for the Notes, (ii) take a basis in such shares in an amount equal to their fair market value at such time and (iii) have a holding period in such shares beginning on the day after such shares are beneficially received.

If the Notes provide for cash settlement upon scheduled expiration, in addition to the final coupon, which will be treated as described above, a holder will be deemed to have cash-settled its obligation under the Put Option with a portion of the proceeds of the Debt Portion and would generally recognize short-term capital gain or loss equal to (i) the amount of the cash received (other than the final coupon) on the Debt Portion less (ii) (x) the amount of the Debt Portion less (y) the aggregate premium payments received for the Put Option. The deductibility of capital losses is subject to limitations.

Upon the exercise or cash settlement of a Put Option, a cash method U.S. holder of a short-term obligation that does not elect to accrue acquisition discount in income currently will recognize ordinary income equal to the accrued and unpaid interest on the Debt Portion.

Tax Treatment of Notes upon Sale or Exchange

Upon a sale or exchange of the Notes, a holder would be required to apportion the value of the amount received between the Debt Portion and Put Option on the basis of the relative fair market values thereof on the date of the sale or exchange. The holder would recognize gain or loss with respect to the Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Debt Portion and (ii) its adjusted U.S. federal income tax basis in the Debt Portion (which would generally be equal to the principal amount of the Notes if such holder were an initial purchaser of the Notes). Except to the extent attributable to accrued but unpaid interest with respect to the Debt Portion, such gain or loss would be capital gain or loss, which would be long-term if the Notes were held for more than one year. The amount of cash that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described above) would be treated as short-term capital gain or loss with respect to the Put Option (regardless of the holder’s actual holding period). If the value of the Debt Portion on the date of the sale or exchange of the Notes is in excess of the amount received upon such sale or exchange, a holder is likely to be treated as having made a payment to the purchaser equal to the amount of such excess in in exchange for the purchaser’s assumption of the Put Option. In such a case, a holder is likely to recognize short-term capital gain or loss in respect of the Put Option in an amount equal to the difference between the aggregate premium previously received in respect of the Put Option and the amount of the deemed payment made to extinguish the Put Option.

Alternative Treatments

Although we intend to treat each Note described in this section as an investment unit consisting of a debt instrument and a deposit for U.S. federal income tax purposes as described above, there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization of securities with terms that are substantially the same as those of the Notes described in this section. Therefore, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment of the Notes described above and it is possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are materially different from those described above. If the IRS were successful in asserting an alternative treatment of the Notes, the timing and character of income on the Notes could differ materially and adversely from our description herein.

Furthermore, in 2007, the IRS released Notice 2008-2 that may affect the taxation of holders of Notes treated as an investment unit consisting of a debt instrument and a deposit, Notes treated as prepaid derivatives or prepaid forwards and Notes treated as income-bearing prepaid derivatives or prepaid forwards by, among other things, possibly requiring a holder of an instrument similar to such Notes to accrue ordinary income on a current basis regardless of whether any interest is paid on such Notes. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of Notice 2008-2.

Extendible Indexed and Other Debt Notes

The applicable pricing supplement will discuss any special U.S. federal income tax rules with respect to extendible debt securities, contingent foreign currency debt securities, debt securities the payments on which are determined by reference to the value of any index or stock and other debt securities that are subject to the rules governing contingent payment instruments that are not subject to the rules governing variable rate debt securities.

Additional Tax Considerations

Holding Period

If an offering of Notes offer the potential to realize capital gain or loss, it is possible that the IRS could assert that a holder’s holding period in respect of such Notes should end on the date on which the amount payable upon the scheduled expiration of those Notes is determined (e.g. the final valuation date), even though any amounts paid by the issuer in respect of those Notes would not be paid until the scheduled expiration date. In such case, a holder in such Notes may be treated as having a holding period ending prior to the scheduled expiration date, and such holding period may be treated as less than one year even if amounts paid by the issuer on the Notes occurs at a time that is more than one year after the beginning of that holder’s holding period.

Medicare Tax on Net Investment Income

U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their advisors with respect to their consequences with respect to the 3.8% Medicare tax to an investment in the Notes.

Information Reporting with respect to Foreign Financial Assets

U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold.  Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Notes or a sale of the Notes generally should not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause an investment in the Notes or a sale of the Notes to be treated as a Reportable Transaction. Holders should consult with their tax advisors regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning or disposing of Notes.

Backup Withholding and Information Reporting

The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless a holder is an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if such holder fails to provide certain identifying information (such as an accurate taxpayer number in the case of a U.S. holder) or meet certain other conditions. A non-U.S. holder that provides a properly executed and fully completed applicable IRS Form W-8, will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders

General

Subject to Section 871(m) of the Code and FATCA, discussed below, we generally expect to treat payments made to a non-U.S. holder upon the taxable disposition of the Notes as exempt from U.S. withholding tax and from generally applicable information reporting and backup withholding requirements with respect to payments on the Notes if (i) such non-U.S. holder complies with certain certification and identification requirements as to its non-U.S. status, including providing us (and/or the applicable withholding agent) a fully completed and validly executed applicable IRS Form W-8 and (ii) in the case of Notes wholly or partially treated as indebtedness (including Notes treated as investment units containing a debt instrument and a put option contract), such non-U.S. holder is unrelated to us and is not a bank, and the interest is not contingent within the meaning of Section 871(h)(4) of the Code.

In general, gain realized on a taxable disposition of the Notes by a non-U.S. holder will not be subject to federal income tax, unless:

➢	the gain with respect to the Notes is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S.; or
➢	the non-U.S. holder is a nonresident alien individual who holds the Notes as a capital asset and is present in the U.S. for 183 days or more in the taxable year of such taxable disposition (including but not limited to disposition by sale, exchange, redemption, or repayment of principal at maturity ) and certain other conditions are satisfied; or
➢	the non-U.S. holder has certain other present or former connections with the U.S.

If the gain realized on a taxable disposition of the Notes by the non-U.S. holder is described in either of the three preceding bullet points, the non-U.S. holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

Notwithstanding the above, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment of the Notes. Further, if we determine that there is a material risk that we will be required to withhold on any payments on the Notes, we may withhold on any such payments to a non-U.S. holder at a 30% rate, unless such non-U.S. holder has provided us (and/or the applicable withholding agent) with (i) a valid IRS Form W-8ECI or (ii) a valid IRS Form W-8BEN or W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding. If we elect to withhold and such non-U.S. holder has provided us with a valid IRS Form W-8BEN or W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, we may nevertheless withhold up to 30% on any payments if there is any possible characterization of the payments that would not be exempt from withholding under the treaty.

We will not pay any additional amounts on account of any withholding tax.

For Notes Treated as Income-Bearing Prepaid Derivatives or Prepaid Forwards and Notes Treated as Prepaid Derivatives or Prepaid Forwards

The risk that payments on Notes could be subject to U.S. withholding tax is higher for Notes treated as income-bearing prepaid derivatives or prepaid forwards, Notes treated as prepaid derivatives or prepaid forwards and other Notes providing for the payment of interest during their term. We currently do not intend to withhold any tax on such payments made to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 as discussed above. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). If, however, withholding is required, we will not pay any additional amounts on account of any withholding tax.

For Notes Linked to an Underlying Equity or Reference Equity Index

Section 871(m).

The Treasury has issued regulations under which a a 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more U.S.-source dividend-paying equity securities or indices containing U.S.-source dividend-paying equity securities (an “871(m) Specified ELI”).

The withholding tax can apply even if the 871(m) Specified ELI does not provide for payments that reference dividends. Under these regulations, the withholding tax generally will apply to 871(m) Specified ELIs (or a combination of 871(m) Specified ELIs treated as having been entered into in connection with each other) issued (or reissued, as discussed below) on or after January 1, 2019, but will also apply to certain 871(m) Specified ELIs (or a combination of 871(m) Specified ELIs treated as having been entered into in connection with each other) that have a delta of one ("Delta One Specified ELIs") issued (or reissued, as discussed below) on or after January 1, 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to 871(m) Specified ELIs that are not Delta One Specified ELIs and are issued before January 1, 2021.

The 30% withholding tax may also apply if the Notes are deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying equity, reference equity index or any underlying constituents, as applicable, or the Notes, and following such occurrence the Notes could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other Section 871(m) tax could apply to the Notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of the underlying equity, reference equity index or any underlying constituents, as applicable, or the Notes. Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, non-U.S. holders are urged to consult their tax advisors regarding the potential application of Section 871(m) (including in the context of their other transactions in respect of the underlying equity, reference equity index, as applicable, or the Notes, if any) and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. -source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to report annually certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA generally apply to certain “withholdable payments”, and will generally apply to certain gross proceeds on a sale or other taxable disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a non-U.S. entity) under the FATCA rules.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including those of the issuers of any underlying constituents, as applicable).

CERTAIN ERISA CONSIDERATIONS

We, UBS Securities LLC and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Code) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Notes by a Plan with respect to which UBS Securities LLC or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of Notes where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption and that the purchase, holding and, if applicable, subsequent disposition of the Notes will not constitute or result in a non-exempt prohibited transaction. In addition, any such Plan also will be deemed to have represented that none of us, UBS Securities LLC or any other of our affiliates is a fiduciary in connection with the acquisition, holding and disposition of the Notes, or as a result of the exercise by us or our affiliates of any rights in connection with the Notes.

Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of ERISA and Section 4975 of the Code thereto, including but not limited to the prohibited transaction rules and the applicable exemptions.

The discussion above supplements the discussion under “Benefit Plan Investor Considerations” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)

Unless otherwise specified in the applicable pricing supplement, with respect to each Note to be issued, UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of the applicable pricing supplement. UBS Securities LLC intends to resell the offered Notes at the issue price to public applicable to the offered Notes to be resold. UBS Securities LLC may resell the Notes to securities dealers (the “Dealers”) at a discount from the issue price applicable to the offered Notes of up to the underwriting discount set forth on the front cover of the applicable pricing supplement. In some cases, the Dealers may resell the Notes to other securities dealers who resell to investors and reallow those other securities dealers all or part of the discount they receive from UBS Securities LLC. In the future, we and/or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this prospectus supplement, the index supplement and accompanying prospectus in a market-making transaction for any Notes after their initial sale. In connection with any offering of the Notes, UBS, UBS Securities LLC, and any other affiliate of UBS or any other securities dealers may distribute this product supplement, the index supplement and accompanying prospectus electronically. Unless stated otherwise in the applicable confirmation of sale delivered by UBS or its agent, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest —UBS Securities LLC is an affiliate of UBS and, as such, will have a “conflict of interest” in an offering of the Notes within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from any public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, each offering will be conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell the Notes in an offering to an account over which it exercises discretionary authority without the prior specific written approval of the accountholder.

Prohibition of Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.